Ex. 10.2

** Portions of this exhibit have been omitted pursuant to Rule 601(b)(10) of Regulation S-K. The omitted information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

AMENDED AND RESTATED
AGREEMENT OF LIMITED PARTNERSHIP
by and among
WHITE EAGLE ASSET PORTFOLIO, LP,
WHITE EAGLE GENERAL PARTNER, LLC,
PALOMINO JV GP LIMITED
and
THE LIMITED PARTNERS HERETO

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WHITE EAGLE ASSET PORTFOLIO, LP
AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP
This Amended and Restated Agreement of Limited Partnership (together with the attached schedules, this “Agreement”) of White Eagle Asset Portfolio, LP (the “Partnership”) is made, entered into and effective as of August 16, 2019 (the “Effective Date”), by and among White Eagle General Partner, LLC, a Delaware limited liability company, as the withdrawing general partner (the “Withdrawing General Partner”), Palomino JV GP Limited, a Cayman limited company, as the new general partner (the “New General Partner”), the party whose name and address are set forth on Schedule A-1 hereto as the Class A Limited Partner, the party whose name and address are set forth on Schedule B-1 hereto as the Class B Limited Partner, the parties whose names and addresses are set forth on Schedule D-1 hereto as Class D Limited Partners, and such other parties that are admitted as limited partners in accordance with the terms hereof (each a “Limited Partner,” and together with the New General Partner, the “Partners”).
PRELIMINARY STATEMENTS:
A.    White Eagle Asset Portfolio, LLC, a Delaware limited liability company was formed on March 27, 2013. Effective May 16, 2014, White Eagle Asset Portfolio, LLC was converted from a Delaware limited liability company into a Delaware limited partnership pursuant to Section 17-217 of the Delaware Revised Uniform Limited Partnership Act (6 Del. C. § 17-101 et seq.), as amended from time to time (the “Act”).
B.    The Withdrawing General Partner and Markley Asset Portfolio, LLC (“Markley”) entered into the Agreement of Limited Partnership of the Partnership on May 16, 2014 (as amended, the “Initial Agreement”).
C.    The First Amendment to the Initial Agreement was executed on May 16, 2014, reflecting an assignment by Markley of its entire ownership interest in the Partnership to Lamington Road Limited, an Irish Section 110 company, which subsequently changed its name to Lamington Road Designated Activity Company (“Lamington Road”).
D.    On November 14, 2018, the Withdrawing General Partner and Lamington Road filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code (as amended from time to time, the “Bankruptcy Code”) in the Bankruptcy Court, and on December 13, 2018, the Partnership filed a voluntary petition for relief under Chapter 11 of the Code in the Bankruptcy Court (together with the November 14, 2018 filings jointly administered under Case No 18-12808 (KG), the “Chapter 11 Cases”).
E.    The Partnership, Lamington Road, Emergent Capital, Inc., a Florida corporation (“Parent”), the Class A Limited Partner and the Class D Limited Partner entered into that certain Subscription Agreement, dated as of the date hereof (the “Subscription Agreement”), pursuant to which, among other things, the Class A Limited Partners and Class D Limited Partners purchased from the Partnership the Purchased Interests (as defined in the Subscription Agreement).

F.    The Class B Limited Partner has entered into that certain Pledge Agreement, dated as of the date hereof, pursuant to which the Class B Limited Partner has pledged its Partnership Units to secure certain of its obligations as set forth therein (the “Pledge Agreement”).
G.    Lamington Road and the Partnership have entered into that certain Assumption Agreement dated as of the date hereof (the “Assumption Agreement”), pursuant to which Lamington Road agrees to assume all debts, obligations, claims and liabilities, whether known or unknown, contingent or unliquidated, of and against the Partnership or the Withdrawing General Partner as of the Effective Date, including, but not limited to, the Withdrawing General Partner's obligations under the Plan (collectively, the “White Eagle Liabilities”), and the Bankruptcy Court entered the Approval Order approving the assumption of all White Eagle Liabilities and the release of the Partnership from the White Eagle Liabilities.
H.    The Withdrawing General Partner is resigning and withdrawing as general partner of the Partnership and the Parties desire to appoint the New General Partner as the general partner of the Partnership (from and after such appointment, the “General Partner”).
I.    On the Effective Date, the Partnership, the General Partner and the Manager have entered into that certain Management Agreement, setting forth the terms and conditions pursuant to which the General Partner has delegated certain of its management rights and obligations hereunder to the Manager (the “Management Agreement”).
J.    The Partners desire to amend and restate the Initial Agreement to, among other things, reflect the transactions set forth in the Subscription Agreement and provide for the governance of the Partnership from and after the Effective Date.
AGREEMENT:
In consideration of the foregoing and of the mutual promises of the parties hereto, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree that the Initial Agreement is hereby amended and restated to read in its entirety as follows:
Article I

DEFINITIONS
Section 1.1    Definitions. When used in this Agreement, the following terms shall have the meanings set forth below:
“Act” has the meaning set forth for such term in the Preliminary Statements.
“Adjusted Capital Account Deficit” means the deficit balance, if any, in such Partner’s Capital Account at the end of any Allocation Year, with the following adjustments:
(a)    credit to such Capital Account any amount that such Partner is obligated to restore under any provision of this Agreement or under U.S. Treasury Regulations Section 1.704-1(b)(2)(ii)(c), as well as any addition thereto pursuant to the penultimate sentences of U.S. Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and
(b)    debit to such Capital Account the items described in U.S. Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6).
This definition of Adjusted Capital Account Deficit is intended to comply with the provisions of U.S. Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.
“Advance Facility” means the facility under which the Class A Limited Partner or its Affiliates from time to time advance to the Class B Limited Partner (or, as a matter of convenience only, provides the proceeds of any such advance directly to the Partnership on behalf of the Class B Limited Partner, provided that, for the avoidance of doubt, any such advance distributed directly to the Partnership shall not be deemed to be an incurrence of an obligation of the Partnership for the repayment thereof) the portion of the Premium/Expense Reserve Account owed by the Class B Limited Partner under this Agreement. “Advance Facility” may also mean, as the context indicates, the aggregate amount owed by the Class B Limited Partner to the Class A Limited Partner thereunder as a result of such advances.
“Affiliate” means, as to any Person, any other Person (i) that directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, such Person, (ii) that directly or indirectly beneficially owns or holds more than fifty percent (50%) of any class of voting securities/equities of such Person, or (iii) fifty percent (50%) or more of the voting securities/equities of which is directly or indirectly beneficially owned or held by the Person in question. The term “control” as used in this definition means the possession, directly or indirectly, of the power to direct or cause direction of the management and policies of a Person, whether through the ownership of voting securities/equities, by control, or otherwise.
“Agreement” means this Amended and Restated Agreement of Limited Partnership, together with the attached exhibits, annexes and schedules, as from time to time amended pursuant to ARTICLE VI.
“Allocation Schedule” has the meaning set forth for such term in the Subscription Agreement.
“Allocation Year” means (i) the period commencing on the date hereof and ending on December 31, 2019, (ii) any subsequent twelve (12) month period commencing on January 1 and ending on December 31, or (iii) any portion of the period described in clauses (i) or (ii) for which the Partnership is required to allocate Net Income, Net Losses, and other items of Partnership income, gain, loss, or deduction pursuant to ARTICLE VIII hereof.
“Approval Order” means the Order “(A) Authorizing the Sale of the Majority Equity Interests in Debtors White Eagle Asset Portfolio, LP and White Eagle General Partner, LLC Free and Clear of Liens, Claims, Encumbrances, and Other Interests, (B) Authorizing Assumption and Payment of Liabilities of White Eagle Asset Portfolio, LP and White Eagle General Partner, LLC by Debtor Lamington Road Designated Activity Company, (C) Approving Bid Protections in Favor of the Purchaser Support Parties, (D) Granting the Buyer and the Purchaser Support Parties the Protections Afforded to a Good Faith Purchaser, and (E) Granting Related Relief,” entered by the Bankruptcy Court in the Chapter 11 Cases on July 22, 2019 at D.I. 393.
“Assumption Agreement” has the meaning set forth for such term in the Preliminary Statements.
“Bankruptcy” means, with respect to any Person, if such Person (i) makes an assignment for the benefit of creditors, (ii) files a voluntary petition in bankruptcy, (iii) is adjudged a bankrupt or insolvent, or has entered against it an order for relief, in any bankruptcy or insolvency proceedings, (iv) files a petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation or similar relief under any statute, law or regulation, (v) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against it in any proceeding of this nature, (vi) seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator of the Person or of all or any substantial part of its properties, or (vii) if sixty (60) days after the commencement of any proceeding against the Person seeking reorganization, arrangement, composition, readjustment, liquidation or similar relief under any statute, law or regulation, if the proceeding has not been dismissed, or if within sixty (60) days after the appointment without such Person’s consent or acquiescence of a trustee, receiver or liquidator of such Person or of all or any substantial part of its properties, the appointment is not vacated or stayed, or within sixty (60) days after the expiration of any such stay, the appointment is not vacated. The foregoing definition of “Bankruptcy,” in conjunction with Section 4.3(c) of this Agreement, is intended to and shall supersede the events of withdrawal set forth in Sections 17-402(a)(4) & (5) of the Act.
“Bankruptcy Code” has the meaning set forth for such term in the Preliminary Statements.
“Bankruptcy Court” means the United States Bankruptcy Court for the District of Delaware.
“Budget” means the budget of the Partnership approved pursuant to Section 4.1(h) that sets forth, among other things, the amount of Premiums and Expenses of the Partnership for each fiscal year.
“Business Day” means any day other than a Saturday, Sunday or a day on which banks in New York, New York are authorized or obligated by law or executive order to close.
“Capital Account” means, with respect to any Partner, the capital account initially set forth opposite such Partner’s name on Schedule A-2, Schedule B-2 or Schedule D-2, as the case may be, and maintained for such Partner in accordance with the following provisions:
(i)    to each Partner’s Capital Account there shall be credited (A) the amount of cash and the Gross Asset Value of any property contributed (or deemed contributed) by such Partner to the Partnership, (B) such Partner’s distributive share of Net Income and any items in the nature of income or gain that are specially allocated pursuant to Section 8.1, Section 8.2, Section 8.3, or Section 8.4 hereof, and (C) the amount of any Partnership liabilities assumed by such Partner or that are secured by any property distributed to such Partner (excluding any liabilities of the Partnership assumed by the Class B Limited Partner pursuant to the Assumption Agreement);
(ii)    to each Partner’s Capital Account there shall be debited (A) the amount of money and the Gross Asset Value of any property distributed to such Partner pursuant to any provision of this Agreement, (B) such Partner’s distributive share of Net Losses and any items in the nature of expenses or losses that are specially allocated pursuant to Section 8.1, Section 8.2 Section 8.3, or Section 8.4 hereof, and (C) the amount of any liabilities of such Partner assumed by the Partnership or that are secured by any property contributed by such Partner to the Partnership;
(iii)    in the event Partnership Units are Transferred in accordance with the terms of this Agreement, the Transferee shall succeed to the Capital Account of the Transferor to the extent it relates to the Transferred Partnership Units; and
(iv)    in determining the amount of any liability for purposes of subparagraphs (i) and (ii) above there shall be taken into account the requirements of Section 752(c) of the Code and any other applicable provisions of the Code and U.S. Treasury Regulations.
The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with U.S. Treasury Regulations Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such U.S. Treasury Regulations. In the event the General Partner shall determine that it is necessary or desirable to modify the manner in which the Capital Accounts are maintained, or any debits or credits thereto (including, without limitation, debits or credits relating to liabilities that are secured by contributed or distributed property or that are assumed by the Partnership or any Partners), in order to comply with Section 704 of the Code or applicable Treasury Regulations thereunder, the General Partner may make such modification, in its sole discretion. The General Partner also shall (i) make any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Partners and the amount of capital reflected on the Partnership’s balance sheet, as computed for book purposes, in accordance with U.S. Treasury Regulations Section 1.704-1(b)(2)(iv)(q) and (ii) make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with U.S. Treasury Regulations Section 1.704-1(b). For the avoidance of doubt, no Capital Account shall include any amounts assumed by Lamington Road pursuant to the Assumption Agreement.
“Capital Contribution” means, as to any Partner, the amount of cash and the initial Gross Asset Value of any property (other than cash), net of the amount of any debt to which such property is subject, contributed or deemed contributed to the Partnership with respect to Partnership Units held by such Partner, as set forth opposite such Partner’s name on Schedule A-2, or Schedule B-2 or Schedule D-2, as the case may be.
“Certificate of Limited Partnership” means the Certificate of Limited Partnership of the Partnership filed with the office of the Secretary of State of the State of Delaware on May 16, 2014.
“Chapter 11 Cases” has the meaning set forth for such term in the Preliminary Statements.
“Class A Limited Partner” means a Limited Partner whose name and address is set forth on Schedule A-1 hereto and in the books and records of the Partnership as a Class A Limited Partner and whose Capital Contribution is set forth on Schedule A-2 hereto and in the books and records of the Partnership.
“Class A Minimum Return Cumulative Amount” means (w) an amount equal to 11% per annum, compounded quarterly and accruing from the Effective Date, on the sum of (i) 100% of the initial contribution by the Class A Limited Partner on its own behalf to the Premium/Expense Reserve Account, accruing from the Effective Date until repaid (as reduced by any repayment thereof) (but for the avoidance of doubt excluding any advances made by the Class A Limited Partner under the Advance Facility), (ii) 100% of the amounts funded into the Premium/Expense Reserve Account by the Class A Limited Partner on its own behalf after the Effective Date (as reduced by any repayment thereof), accruing from the date of funding until repaid (but for the avoidance of doubt excluding any advances made by the Class A Limited Partner under the Advance Facility), and (iii) the Purchase Price (as defined in the Subscription Agreement) (as reduced by any portion thereof repaid pursuant to Section 3.2(b)(ii) or Section 3.2(b)(v) that reflects amortization of principal, all sale proceeds received by the Class A Limited Partner and any reductions thereof as contemplated by the permitted disposition of Policies under Section 4.1(i) or the Subscription Agreement), plus (x) the amount necessary to reduce the principal balance to the amount set forth on Annex A hereto for such Distribution Date, plus (y) later contributions by the Class A Limited Partner (excluding any advances made by the Class A Limited Partner under the Advance Facility but, for the avoidance of doubt, including amounts funded into the Premium/Expense Reserve Account by the Class A Limited Partner on its own behalf), plus (z) the Class D Return.
“Class A Partnership Units” means the limited partnership equity interests in the Partnership held by Class A Limited Partner and bearing all of the rights and obligations of the “Class A Partnership Units” provided herein.
“Class A True Up Payment” means, as of the applicable Distribution Date, (i) the excess (if positive) of (x) 72.5% of the Total Return Distributions over (y) the sum of cumulative amounts actually received by the Class A Limited Partner prior to such Distribution Date on account of clauses (w), (x) and (y) of the Class A Minimum Return Cumulative Amount, any Class A True Up Payments and amounts paid to the Class A Limited Partner pursuant to Section 3.2(b)(ii), (iv) and (v) plus (ii) the amount necessary such that the Class A Limited Partner shall have received 72.5% of Total Return Distributions after giving effect to the amounts to be paid to the Class A Limited Partner pursuant to Section 3.2(b)(ii), (iv) and (v) on such Distribution Date.
“Class B Limited Partner” means a Limited Partner whose name and address is set forth on Schedule B-1 hereto and in the books and records of the Partnership as a Class B Limited Partner and whose Capital Contribution is set forth on Schedule B-2 hereto and in the books and records of the Partnership.
“Class B Partnership Units” means the limited partnership equity interests in the Partnership held by Class B Limited Partners and bearing all of the rights and obligations of the “Class B Partnership Units” provided herein.
“Class B True Up Payment” means, as of the applicable Distribution Date, (i) the excess (if positive) of (x) 27.5% of the Total Return Distributions over (y) the sum of cumulative amounts actually received by the Class B Limited Partners prior to such Distribution Date on account of the Minimum Class B Interest Monthly Distributions, the Class B True Up Payments and amounts paid to the Class B Limited Partners pursuant to Section 3.2(b)(v) (plus the cumulative amounts that were paid to the Class A Limited Partner in repayment of the Advance Facility, to the Class D Limited Partner on account of the Class D Return, or to the Purchaser Indemnified Parties to satisfy (in whole or in part) the indemnity obligations of Parent, Lamington Road or the Class B Limited Partner) plus (ii) the amount necessary such that the Class B Limited Partners shall have received 27.5% of Total Return Distributions after giving effect to the amounts to be paid to the Class B Limited Partner on account of the Minimum Class B Interest Monthly Distributions and amounts paid to the Class B Limited Partners pursuant to Section 3.2(b)(v) on such Distribution Date (plus the cumulative amounts that would have been distributed to the Class B Limited Partners but that were paid to the Class A Limited Partner in repayment of the Advance Facility, to the Class D Limited Partner on account of the Class D Return, or to the Purchaser Indemnified Parties to satisfy (in whole or in part) the indemnity obligations of Parent, Lamington Road or the Class B Limited Partner).
“Class D Limited Partner” means a Limited Partner whose name and address is set forth on Schedule D-1 hereto and in the books and records of the Partnership as a Class D Limited Partner and whose Capital Contribution is set forth on Schedule D-2 hereto and in the books and records of the Partnership.
“Class D Partnership Units” means the limited partnership profits interests in the Partnership held by Class D Limited Partners and bearing all of the rights and obligations of the “Class D Partnership Units” provided herein.
“Class D Payment Amount” means $8,000,000.
“Class D Return” means the aggregate repayment amount owed by the Class B Limited Partner to the Class D Limited Partner, payable in accordance with the terms herein, which shall equal the greater of (x)  ** % of the Class D Payment Amount, and (y) the Class D Payment Amount plus the total amount of unpaid interest accruing on the Class D Payment Amount at a rate equal to 11% per annum compounded quarterly from the Effective Date through the date on which the Class D Payment Amount and all accrued and unpaid interest is repaid in full.
“Code” means the Internal Revenue Code of 1986, as amended, as it may be further amended from time to time, and any successor statutes thereto.
“Collections Account” has the meaning set forth for such term in Section 3.2(a).
“Covered Persons” has the meaning set forth for such term in Section 9.1.
“Depreciation” means, for each Allocation Year, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such Allocation Year, except that if the Gross Asset Value of an asset differs from its adjusted U.S. federal income tax basis at the beginning of such Allocation Year, Depreciation shall be an amount that bears the same ratio to such beginning Gross Asset Value as the U.S. federal income tax depreciation, amortization, or other cost recovery deduction allowable for such Allocation Year bears to such beginning adjusted U.S. federal income tax basis, provided, however, that if the adjusted U.S. federal income tax basis of an asset at the beginning of such Allocation Year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the General Partner and allowed by the Code and applicable U.S. Treasury Regulations.
“Designated Individual” shall mean the Person appointed under Section 8.6(a) to serve as the “designated individual” of the Partnership for purposes of Subchapter C of Chapter 63 of the Code and the U.S. Treasury Regulations relating thereto, or similar role under provisions of state, local and non-U.S. Partnership Audit Rules.
“Disputing Partners” has the meaning set forth for such term in Section 8.6(c).
“Distribution Date” means the 5th Business Day of each month.
“Effective Date” has the meaning set forth for such term in the Preamble.
“Expenses” means all servicing, maintenance and related expenses incurred by the Partnership (including Premiums), fees payable to the Manager under the Management Agreement, fees and costs associated with the Partnership procuring and maintaining insurance in accordance with Section 9.2, all reasonable, actual and documented out-of-pocket expenses incurred by the General Partner in connection with its services to the Partnership, and costs and expenses of the Partnership incurred in the ordinary course of business (including costs associated with obtaining updated medical records and life expectancy reports once per year, costs associated with securities intermediaries and/or trustees, external legal costs relating to the enforcement and preservation of the Policies and the value of the Policies, external corporate legal, audit and accounting fees, and other costs and expenses of maintaining and operating the Partnership).
“Fair Market Value” means the gross fair market value of an asset, as determined on a reasonable basis by the General Partner (taking into account prevailing market conditions), provided that for assets contributed (or deemed contributed) by any Partner on the Effective Date, Fair Market Value shall be determined by reference to the Net Asset Value.
“Fiscal Year” has the meaning set forth for such term in Section 2.14.
“Fund Level Information” has the meaning set forth for such term in Section 10.2(a).
“General Partner” has the meaning set forth for such term in the Preliminary Statements.
“Gross Asset Value” means with respect to any asset, the asset’s adjusted U.S. federal income tax basis, except as follows:
(i)    the initial Gross Asset Value of any asset contributed (or deemed contributed) by a Partner to the Partnership as of the Effective Date shall be the value of such asset set forth on the Schedule A-2, Schedule B-2 and Schedule D-2, and the Gross Asset Value of any asset contributed (or deemed contributed) after the Effective Date shall be as agreed to by the General Partner and the contributing Partner.
(ii)    the Gross Asset Values of all Partnership assets shall be adjusted to equal their respective Fair Market Values (taking Section 7701(g) of the Code into account), as determined by the General Partner, as of the following times: (A) the acquisition of an additional interest in the Partnership by any new or existing Partner in exchange for more than a de minimis Capital Contribution; (B) the distribution by the Partnership to a Partner of more than a de minimis amount of Partnership property as consideration for an interest in the Partnership; (C) the liquidation of the Partnership within the meaning of U.S. Treasury Regulations Section 1.704-1(b)(2)(ii)(g); and (D) in connection with the grant of an interest in the Partnership (other than a de minimis interest) as consideration for the provision of services to or for the benefit of the Partnership by an existing Partner acting in a member capacity, or by a new Partner acting in a partner capacity in anticipation of being a Partner; provided that an adjustment described in clauses (A), (B), and (D) of this paragraph shall be made only if the General Partner reasonably determines that such adjustment is necessary to reflect the relative economic interests of the Partners in the Partnership;
(iii)    the Gross Asset Value of any item of Partnership assets distributed to any Partner shall be adjusted to equal the Fair Market Value (taking Section 7701(g) of the Code into account) of such asset on the date of distribution as determined by the General Partner; and
(iv)    the Gross Asset Values of Partnership assets shall be increased (or decreased) to reflect any adjustments to the adjusted U.S. federal income tax basis of such assets pursuant to Section 734(b) of the Code or Section 743(b) of the Code, but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to (A) U.S. Treasury Regulations Section 1.704-1(b)(2)(iv)(m) and (B) subparagraph (vi) of the definition of “Net Income” and “Net Losses” or Section 8.2(g) hereof; provided, however, that Gross Asset Values shall not be adjusted pursuant to this subparagraph (iv) to the extent that an adjustment pursuant to subparagraph (ii) is required in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (iv).
If the Gross Asset Value of an asset has been determined or adjusted pursuant to subparagraph (i), (ii), or (iv), such Gross Asset Value shall thereafter be adjusted by the depreciation taken into account with respect to such asset, for purposes of computing Net Income and Net Losses.
“HSR Act” has the meaning set forth for such term in Section 7.6.
“Indemnified Claim” has the meaning set forth for such term in the Subscription Agreement.
“Initial Agreement” has the meaning set forth for such term in the Preliminary Statements.
“Lamington Road” has the meaning set forth for such term in the Preliminary Statements.
“Limited Partner” has the meaning set forth for such term in the Preamble. Such term shall also include those Persons who become a Substituted Limited Partner pursuant to this Agreement.
“Majority in Interest” means Partners owning in the aggregate more than fifty percent (50%) of the Percentage Interests then issued and outstanding.
“Management Agreement” has the meaning set forth for such term in the Preliminary Statements.
“Manager” means a third-party management entity selected by the General Partner, having such rights and obligations as set forth in the Management Agreement.
“Markley” has the meaning set forth for such term in the Preliminary Statements.
“Material Action” means to (a) consolidate or merge the Partnership with or into any Person (except for any consolidation, merger or similar transaction permitted to be taken by the General Partner pursuant to Section 2.3 or Section 2.5, subject in each case to the provisions thereof), (b) sell all or substantially all of the assets of the Partnership, (c) take or omit to take any action constituting Bankruptcy hereunder, or (d) subject to Section 7.1, dissolve or liquidate the Partnership. For the avoidance of doubt, sales and lapses of Policies in accordance with Section 4.1(e) and (f) and dissolution or liquidation of the Partnership in accordance with Section 7.1, Section 7.2 or Section 7.3 shall not constitute Material Actions.
“Minimum Class B Interest Monthly Distribution” means, subject to Section 3.2(b)(iii), the monthly amount equal to (i) for each month commencing prior to the third anniversary of the Effective Date, the greater of $666,666 and **th of ** % of the Net Asset Value as determined by the most recent Valuation Report obtained on or prior to such Distribution Date and (ii) for each month commencing on or after the third anniversary of the Effective Date and prior to the tenth anniversary of the Effective Date, the greater of $333,333 and **th of ** % of the Net Asset Value as determined by the most recent Valuation Report obtained on or prior to such Distribution Date.
“Net Asset Value” means (i) on the Effective Date, $ ** or (ii) any time after the Effective Date, the value assigned to the assets of the Partnership as of a referenced date, as set forth in the most recent Valuation Report.
“Net Income” and “Net Losses” means for each Allocation Year, an amount equal to the Partnership’s taxable income or loss for such Allocation Year, determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable income or loss), with the following adjustments (without duplication):
(i)    any income of the Partnership that is exempt from U.S. federal income tax and not otherwise taken into account in computing Net Income or Net Losses pursuant to this definition of “Net Income” and “Net Losses” shall be added to such taxable income or loss;
(ii)    any expenditures of the Partnership described in Section 705(a)(2)(B) of the Code or treated as Section 705(a)(2)(B) expenditures pursuant to U.S. Treasury Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Net Income or Net Losses pursuant to this definition of “Net Income” and “Net Losses,” shall be subtracted from such taxable income or loss;
(iii)    in the event the Gross Asset Value of any Partnership asset is adjusted pursuant to subparagraphs (ii) or (iii) of the definition of “Gross Asset Value,” the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the Gross Asset Value of the asset) or an item of loss (if the adjustment decreases the Gross Asset Value of the asset) from the disposition of such asset and shall be taken into account for purposes of computing Net Income or Net Losses;
(iv)    gain or loss resulting from any disposition of property with respect to which gain or loss is recognized for U.S. federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted U.S. federal income tax basis of such property differs from its Gross Asset Value;
(v)    in lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Allocation Year, computed in accordance with the definition of Depreciation;
(vi)    to the extent an adjustment to the adjusted U.S. federal income tax basis of any Partnership asset pursuant to Section 734(b) of the Code is required, pursuant to U.S. Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Partner’s interest in the Partnership, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the U.S. federal income tax basis of the asset) or loss (if the adjustment decreases such U.S. federal income tax basis) from the disposition of such asset and shall be taken into account for purposes of computing Net Income or Net Losses; and
(vii)    notwithstanding any other provision of this definition, any items that are specially allocated pursuant to Section 8.2 or Section 8.3 hereof shall not be taken into account in computing Net Income or Net Losses.
The amounts of the items of Partnership income, gain, loss, or deduction available to be specially allocated pursuant to Section 8.2 and Section 8.3 hereof shall be determined by applying rules analogous to those set forth in subparagraphs (i) through (vi) above.
“New General Partner” has the meaning set forth for such term in the Preamble.
“Nonrecourse Deductions” has the meaning set forth in U.S. Treasury Regulations Sections 1.704-2(b)(1) and 1.704-2(c).
“Nonrecourse Liability” has the meaning set forth in U.S. Treasury Regulations Section 1.704-2(b)(3).
“Parent” has the meaning set forth for such term in the Preliminary Statements.
“Partner Indemnification Agreement” has the meaning set forth for such term in Section 9.1(b)(i).
“Partner Nonrecourse Debt” has the meaning given to such term in U.S. Treasury Regulations Section 1.704-2(b)(4).
“Partner Nonrecourse Debt Minimum Gain” means an amount, with respect to each Partner Nonrecourse Debt, equal to the Partnership Minimum Gain that would result if such Partner Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with U.S. Treasury Regulations Section 1.704-2(i)(3).
“Partner Nonrecourse Deductions” has the same meaning given to such term in U.S. Treasury Regulations Sections 1.704-2(i)(1) and 1.704-2(i)(2).
“Partners” has the meaning set forth for such term in the Preamble.
“Partnership” has the meaning set forth for such term in the Preamble.
“Partnership Audit Rules” shall mean Subchapter C of Chapter 63 of the Code and any subsequent amendment (and any Treasury Regulations or other guidance relating thereto) and, in each case, any provisions of state, local, and non-U.S. law governing the preparation and filing of tax returns, interactions with taxing authorities, the conduct and resolution of examinations by tax authorities and payment of resulting tax liabilities.
“Partnership Indemnification Agreement” has the meaning set forth for such term in Section 9.1(b)(i).
“Partnership Indemnification Obligations” has the meaning set forth for such term in Section 9.1(b)(i).
“Partnership Level Taxes” has the meaning set forth for such term in Section 8.6(c).
“Partnership Minimum Gain” has the meaning given to such term in U.S. Treasury Regulations Sections 1.704-2(b)(2) and 1.704-2(d).
“Partnership Representative” means the person acting as the “partnership representative” of the Partnership within the meaning of Section 6223 of the Code and in a similar capacity under any other applicable tax law.
“Partnership Units” means the Class A Partnership Units, the Class B Partnership Units and the Class D Partnership Units.
“Paying Agent” has the meaning set forth for such term in Section 3.2.
“Percentage Interest” has the meaning set forth for such term in Section 2.12(b).
“Person” means any individual, corporation, partnership, joint venture, limited liability company, limited liability partnership, association, joint stock company, trust, unincorporated organization, or other organization, whether or not a legal entity, and any governmental authority.
“Premium/Expense Reserve Account” has the meaning set forth for such term in Section 3.1(a).
“Protected Personal Data” means personally identifiable information that is subject to state or federal privacy laws governing the receipt, maintenance or disclosure of such PII, including: (a) personally identifiable financial information as defined by Title V of the Gramm-Leach-Bliley Act, 15 U.S.C. §§ 6801, et seq. (“GLB”), and any amendments and regulations thereto; (b) personal, financial, credit, health and medical information about a Person, a policy seller, a beneficiary or any spouse or other individual closely related by blood or law to any such Person (each a “Consumer”), information about a Consumer's sex, date of birth, age, income, address, telephone number, Social Security Number or tax identification number, account information, photograph or documentation of identity or residency (whether independently disclosed or contained in any disclosed document such as a Policy, life expectancy evaluation, life insurance application or viatical or life settlement application); (c) information that a Consumer has provided to obtain an insurance product or service; (d) information about a Consumer resulting from a transaction involving an insurance product or service and a Consumer; (e) any information the Partnership collects through an Internet “cookie” or other information collecting device from a web server to the extent that such information constitutes personally identifiable information; and (f) an individual’s protected health information as defined by Privacy Rule, 45 C.F.R. § 160.103 (promulgated to implement the Health Insurance Portability and Accountability Act of 1996), including any information or data created by or derived from a health care provider or the Consumer that relates to the past, present or future physical, mental or behavioral health or condition of an individual or a member of the individual’s family.
“Plan” means the Debtors’ Second Amended Joint Chapter 11 Plan of Reorganization dated June 18, 2018, filed in the Chapter 11 Cases at D.I. 343 and confirmed by the Court by its Order entered on June 19, 2019 at D.I. 349.
“Pledge Agreement” has the meaning set forth for such term in the Preliminary Statements.
“Policies” has the meaning set forth for such term in Section 2.10.
“Premiums” means the aggregate premiums owed as of the relevant date under the Policies.
“Premium/Expense Reserve Account” has the meaning set forth for such term in Section 3.1(a).
“Purchaser Indemnified Parties” has the meaning set forth for such term in the Subscription Agreement.
“Push-Out Election” has the meaning set forth for such term in Section 8.6(b).
“Qualifying Lender” means a person who, or whose direct or indirect owners who are beneficially entitled to payments under or allocations with respect to the Advance Facility or with respect to Class D Units, fall under one of the categories set forth in Section 4.8.
“Regulatory Allocations” has the meaning set forth for such term in Section 8.4.
“SEC” means the U.S. Securities and Exchange Commission.
“Securities Laws” has the meaning set forth for such term in Section 4.6.
“Special Purpose Provisions” has the meaning set forth for such term in Section 2.11(b).
“Subscription Agreement” has the meaning set forth for such term in the Preliminary Statements.
“Subsequent Transferee” has the meaning set forth for such term in Section 8.6(d).
“Substituted Limited Partner” means a Person who is admitted to the Partnership by the General Partner according to Section 5.3.
“Tax Reporting Rules” means (a) Sections 1471 to 1474 of the Code and any other similar legislation, regulations or guidance enacted in any other jurisdiction which seeks to implement similar financial account information reporting and/or withholding tax regimes, (b) the OECD Standard for Automatic Exchange of Financial Account Information in Tax Matters – the Common Reporting Standard and any associated guidance, (c) any intergovernmental agreement, treaty, regulation, guidance, standard or other agreement entered into in order to comply with, facilitate, supplement or implement the legislation, regulations, guidance or standards described in sub paragraphs (a) and (b), including the Cayman Islands Tax Information Authority Law (2017 Revision), and (d) any legislation, regulations or guidance that give effect to the foregoing.
“Total Return Distributions” shall mean the aggregate sum of the following amounts, to the extent actually paid to the Class A Limited Partner and/or the Class B Limited Partner, as applicable (without duplication): (i) payments in respect of clauses (w), (x) and (y) of the Class A Minimum Return Cumulative Amount, (ii) the Class A True Up Payments, (iii) the Class B True Up Payments, (iv) amounts paid pursuant to Section 3.2(b)(v), (v) the Minimum Class B Interest Monthly Distribution, (vi) distributions of proceeds from the Partnership’s sale of Policies, and (vii) the cumulative amounts that were paid to the Class A Limited Partner in repayment of the Advance Facility, to the Class D Limited Partner on account of the Class D Return, or to the Purchaser Indemnified Parties (as defined in the Subscription Agreement) to satisfy (in whole or in part) the indemnity obligations of Parent, Lamington Road or the Class B Limited Partner. For the avoidance of doubt, the amounts described in clause (vii) shall be treated as having been paid to the Class B Limited Partner for the purposes of calculating the Total Return Distribution.
“Transaction Documents” has the meaning set forth for such term in the Subscription Agreement.
“Transfer” means a direct, indirect or synthetic transfer, sale, distribution, exchange, assignment, reference under a derivatives contract or similar arrangement, pledge, charge, hypothecation or other encumbrance or disposition, including the grant of an option or other right, whether directly or indirectly, whether voluntarily, involuntarily or by operation of law and “Transferred” and “Transferee” each have a correlative meaning. For the avoidance of doubt, any distribution by a Limited Partner of its Partnership Units to its limited partners, members or shareholder shall constitute a “Transfer”.
“Unit Certificate” has the meaning set forth for such term in Section 2.9.
“Unpaid Indemnity Amounts” has the meaning set forth for such term in Section 9.1(b)(i).
“Upstream Indemnifying Party” has the meaning set forth for such term in Section 9.1(b)(i).
“Valuation Report” means a report prepared by an independent third party valuation agent engaged by the General Partner setting forth the Net Asset Value of the Partnership as of the date of such Valuation Report.
“White Eagle Liabilities” has the meaning set forth for such term in the Preliminary Statements.
“Withdrawing General Partner” has the meaning set forth for such term in the Preamble.
Section 1.2    Interpretative Matters. In this Agreement, unless otherwise specified or where the context otherwise requires:
(a)    the headings of particular provisions of this Agreement are inserted for convenience only and will not be construed as a part of this Agreement or serve as a limitation or expansion on the scope of any term or provision of this Agreement;
(b)    words importing any gender shall include other genders;
(c)    words importing the singular only shall include the plural and vice versa;
(d)    the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation;”
(e)    the words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement;
(f)    references to “Articles,” “Exhibits,” “Sections” or “Schedules” shall be to Articles, Exhibits, Sections or Schedules of or to this Agreement;
(g)    references to any Person include the successors and permitted assigns of such Person;
(h)    the use of the words “or,” “either” and “any” shall not be exclusive;
(i)    wherever a conflict exists between this Agreement and any other agreement, this Agreement shall control but solely to the extent of such conflict;
(j)    references to “$” or “dollars” mean the lawful currency of the United States of America;
(k)    references to “writing” include printing, typing, lithography and other means of reproducing words in a visible form;
(l)    the term “extent” in the phrase “to the extent” shall mean the degree to which a subject or other item extends and shall not simply mean “if”;
(m)    a reference herein to any law or to any provision of any law includes any modification or re-enactment thereof (including prior to the date hereof), any legislative provision substituted therefor and all regulations and rules issued thereunder or pursuant thereto;
(n)    unless expressly set forth otherwise, any distributions or other payments of funds hereunder to any class of Limited Partners as a class shall be made to such Limited Partners in proportion to the Partnership Units of such class held by such Limited Partners relative to one another in such class;
(o)    references to any agreement, contract or schedule, unless otherwise stated, are to such agreement, contract or schedule as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; and
(p)    the parties hereto have participated jointly in the negotiation and drafting of this Agreement; accordingly, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provisions of this Agreement.
ARTICLE II

ORGANIZATIONAL MATTERS
Section 2.1    Continuation of the Partnership. The Partners hereby agree to continue the Partnership as a limited partnership pursuant to the provisions of this Agreement (which shall amend and restate the Initial Agreement in its entirety) and the Act, as the same may be amended from time to time. The rights and liabilities of the Partners shall be as provided in the Act, except as otherwise expressly provided herein to the maximum extent permitted by the Act. The Partners intend for this Agreement to supersede and replace the Initial Agreement in its entirety. The Partners intend that the Partnership not be a joint venture, and that no Partner be a joint venturer of any other Partner by virtue of this Agreement for any purpose, and neither this Agreement nor any other document entered into by the Partners relating to the subject matter hereof shall be construed to suggest otherwise.
Section 2.2    Tax Treatment. The Partners recognize and intend that the Partnership shall be classified as a partnership for United States federal and, if applicable, state or local income tax purposes, pursuant to Treasury Regulations Section 301.7701-3, or a similar provision or election under any analogous provision for the purposes of state or local law, and to the extent necessary, the Partnership or the Partners (as appropriate) will make any election necessary to obtain treatment consistent with the foregoing. Each Partner and the Partnership shall file all tax returns and shall otherwise take all tax and financial reporting positions in a manner consistent with such treatment. The Partners agree that, for U.S. federal income tax purposes, the rights of the Class A Limited Partners, the Class B Limited Partners and the Class D Limited Partners to receive distributions shall be treated as rights to a distribution preference from the Partnership and not as guaranteed payments, and each Partner agrees that it will not take any position that is inconsistent with the foregoing treatment for Tax purposes, unless otherwise required by a change in Law occurring after the date hereof, a closing agreement with an applicable Tax authority or a final judgment of a court of competent jurisdiction.
Section 2.3    Name of the Partnership. The name under which the Partnership shall conduct its business is “White Eagle Asset Portfolio, LP”. The business of the Partnership may be conducted under any other name permitted by the Act as a Majority in Interest of the Partners may determine from time to time.
Section 2.4    Term. Subject to the provisions of this Agreement, the term of the Partnership shall continue until dissolved pursuant to ARTICLE VII hereof. To the fullest extent permitted by law, each Partner expressly waives any right it might have to seek a judicial decree dissolving the Partnership.
Section 2.5    Principal Place of Business. The principal place of business and the office of the Partnership and the address where records are kept for inspection purposes is the office of the General Partner that is outside of the United States. The General Partner may (a) designate such other principal place of business or other places to be used as additional Partnership offices for the purpose of carrying on the business of the Partnership, provided that any such principal place of business shall be outside of the United States and (b) change the corporate form of the Partnership into another entity in which the limited partners, members or equityholders would have limited liability (including into an Irish ICAV) or redomicile the Partnership into another jurisdiction within or outside of the United States under which the applicable law provides for the Limited Partners to have limited liability; provided that, in each case with respect to clause (b), the General Partner shall: (i) consider the tax impact on each of the Limited Partners and (ii) provide the Class B Limited Partner with notice of such change as soon as reasonably practicable and the Class B Limited Partner shall thereafter be entitled to comment on the proposed change, which comments the General Partner shall consider in good faith.
Section 2.6    Registered Office and Agent. The name of the Partnership’s registered agent for service of process shall be Maples Group, and the address of the Partnership’s registered agent and the address of the Partnership’s registered office in the State of Delaware shall be 4001 Kennett Pike, Suite 302, Wilmington, Delaware 19807. The registered agent and the registered office of the Partnership may be changed from time to time by the General Partner.
Section 2.7    Names and Addresses of the Limited Partners. The name and business address of each Limited Partner is set forth on the attached Schedules A-1, B-1 and D-1, as the same may be amended from time to time to reflect transfers of Partnership Units as permitted by this Agreement.
Section 2.8    Treatment of Interest. Each Partner’s partnership interest in the Partnership shall constitute a “security” within the meaning of (i) Article 8 of the Uniform Commercial Code (including Section 8-102(a)(15) thereof) as in effect from time to time in the State of Delaware (6 Del. C. § 8-101, et seq.) and (ii) the Uniform Commercial Code of any other applicable jurisdiction that now or hereafter substantially includes the 1994 revisions to Article 8 thereof as adopted by the American Law Institute and the National Conference of Commissioners on Uniform State Laws and approved by the American Bar Association on February 14, 1995 (and each partner interest in the Partnership shall be treated as such a “security” for all such purpose, including, without limitation perfection of the security interest therein under Article 8 and 9 of the applicable Uniform Commercial Code as the Partnership has “opted-in” to such provisions). The Partnership shall maintain books for the purpose of registering the transfer of the partner interests in the Partnership and all pledges of a partner interest, a Unit Certificate (as hereinafter defined) and the rights represented thereby shall be recorded on Schedule E hereto, as amended from time to time. Notwithstanding any provision of this Agreement to the contrary, a transfer of partnership interests requires delivery of an endorsed Unit Certificate (if the applicable Units are certificated) and shall be effective upon registration of such transfer in the books of the Partnership. Notwithstanding any other provision of this Agreement to the contrary, to the extent that any provision of this Agreement is inconsistent with any no-waivable provision of Article 8 of the Uniform Commercial Code (including Section 8-102(a)(15) thereof) as in effect from time to time in the State of Delaware (6 Del. C. § 8-101, et seq.), such provision of Article 8 shall control.
Section 2.9    Interest Certificates. Upon the issuance of Partnership Units to a Partner in accordance with the provisions of this Agreement, the Partnership shall, if requested by a Partner, issue to such Partner one or more Unit Certificates in the name of such Partner. Each such Unit Certificate shall be denominated in terms of the Partnership Units covered by such Unit Certificate and shall be signed by the General Partner. “Unit Certificate” means a certificate issued by the Partnership which evidences the ownership of one or more Partnership Units. For the avoidance of doubt, each Partner holds the number of Partnership Units set forth next to such Partner's name on Schedules A-1, B-1, and D-1 notwithstanding the issuance of a Unit Certificate representing such Partnership Units.
Section 2.10    Purposes. The purpose to be conducted or promoted by the Partnership is to engage in the following activities:
(a)    to acquire, own, hold, transfer, otherwise deal with, and exercise any right, power, privilege, or other incident of ownership, possession, or control relating to life insurance policies (“Policies”);
(b)    to execute and deliver, and to exercise and perform all of its rights and obligations under or relating to, the Transaction Documents;
(c)    to engage in any lawful act or activity and to exercise any powers permitted to limited partnerships organized under the laws of the State of Delaware that are necessary, appropriate, or convenient to accomplishing the preceding purposes; and
(d)    to take all other actions that are necessary to maintain the existence of the Partnership in good standing under the laws of the State of Delaware and to qualify the Partnership to do business in any other jurisdiction in which that qualification, in the judgment of the General Partner, is required or appropriate.

Section 2.11    Limits on Powers of the General Partner; Special Purpose Entity/ Separateness.
(a)    Notwithstanding any other provision of this Agreement and any provision of law that otherwise so empowers the Partnership, the General Partner, the Limited Partners or any other Person, none of the Manager or the Limited Partners or any other Person shall be authorized or empowered, nor shall they permit the Partnership, without the prior written consent of the General Partner, to take any Material Action;
(b)    Without limiting any, and subject to all, other covenants of the Partnership contained in this Agreement, the Partnership shall conduct its business and operations separate and apart from that of any other Person and in furtherance of the foregoing:
(i)    The Partnership shall maintain its accounts, financial statements, books, accounting and other records, and other documents of the Partnership separate from those of any other Person and ensure all audited financial statements of any Person that uses consolidated financial statements to include the Partnership contain notes clearly stating that (1) all of the Partnership’s assets are owned by the Partnership and (2) the Partnership is a separate entity.
(ii)    The Partnership shall not commingle or pool any of its funds or assets with those of any other Person, and it shall hold all of its assets in its own name, except as otherwise permitted or required under the Transaction Documents.
(iii)    The Partnership shall conduct its own business in its own name and, for all purposes, shall not operate, or purport to operate, collectively as a single or consolidated business entity with respect to any Person.
(iv)    The Partnership shall pay its own debts, liabilities and expenses (including overhead expenses, if any, and operating expenses) only out of its own assets as the same shall become due.
(v)    The Partnership has observed, and shall observe all (A) Delaware limited partnership formalities and (B) other organizational formalities, in each case to the extent necessary or advisable to preserve its separate existence, and shall preserve its existence, and it shall not, nor shall it permit any other Person to, amend, modify or otherwise change its limited partnership agreement in a manner that would adversely affect the existence of the Partnership as a bankruptcy-remote special purpose entity.
(vi)    The Partnership does not, and shall not, (A) guarantee, become obligated for, or hold itself or its credit out to be responsible for or available to satisfy, the debts or obligations of any other Person or (B) control the decisions or actions respecting the daily business or affairs of any other Person.
(vii)    The Partnership shall, at all times, hold itself out to the public as a legal entity separate and distinct from any other Person.

(viii)    The Partnership shall not identify itself as a division of any other Person.
(ix)    The Partnership shall maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person.
(x)    The Partnership shall not use its separate existence to perpetrate a fraud in violation of applicable law.
(xi)    The Partnership shall not act with an intent to hinder, delay or defraud any of its creditors in violation of applicable law.
(xii)    The Partnership shall maintain an arm’s length relationship with all other Persons except with respect to the sale of lapsed Policies permitted by Section 4.1(f) of this Agreement.
(xiii)    The Partnership shall not grant a security interest or otherwise pledge its assets for the benefit of any other Person.
(xiv)    The Partnership shall not acquire any securities or debt instruments of any other Partnership or any other Person.
(xv)    The Partnership shall not make loans or advances to any Person, provided that the Partnership may make advances or retainers to pay costs, fees and expenses on behalf of the Manager or other service providers as permitted by the Budget, subject to Section 4.1(h). In addition, if a cost, fee or expense is not contemplated by the Budget, is less than 10% of the total Budget amount, and is required to be made in the General Partner’s reasonable discretion, then the General Partner shall have discretion to make advances to pay such cost, fee or expense. This clause (xv) is not intended to interfere with or contradict the operation or repayment of the Advance Facility on the terms set forth herein.
(xvi)    The Partnership shall make no transfer of its assets except as permitted by or pursuant to the Transaction Documents.
(xvii)    The Partnership shall file its own tax returns separate from those of any other Person or entity, except to the extent that the Partnership is not required to file tax returns under applicable law or is not permitted to file its own tax returns separate from those of any other Person.
(xviii)    The Partnership shall not acquire obligations or securities of its Partners or any other Person.

(xix)    The Partnership shall use separate stationery, invoices and checks.
(xx)    The Partnership shall correct any known misunderstanding regarding its separate identity.
(xxi)    The Partnership shall intend to maintain adequate capital in light of its contemplated business operations.
Failure of the Partnership to comply with any of the foregoing covenants (collectively, the “Special Purpose Provisions”) or any other covenants contained in this Agreement shall not affect the status of the Partnership as a separate legal entity or the limited liability of the General Partner.
(c)    Upon the withdrawal, dissolution, or other event that causes the General Partner to cease to be a general partner of the Partnership, a new general partner shall immediately be appointed. The Partnership shall not have any general partners that are not special purpose entities.
(d)    Notwithstanding anything herein to the contrary, from the Effective Date until the eighth anniversary thereof, without the prior written consent of all Partners, which consent shall not be unreasonably withheld, conditioned or delayed, the Partnership shall not (i) incur indebtedness in excess of 20% of the Net Asset Value determined as of the end of the fiscal quarter immediately preceding the incurrence of such indebtedness and (ii) incur any indebtedness unless the General Partner determines in its reasonable discretion that such incurrence will not materially increase the out-of-pocket costs and expenses of the Partnership and will benefit of the Partnership. Net proceeds received from any indebtedness shall be, at the discretion of the General Partner, used to fund Premiums and Expenses in accordance with the Budget or distributed in accordance with Section 3.2(b). Notwithstanding any other provision of this Agreement, the Partnership shall not incur any indebtedness without the prior written consent of the General Partner.
(e)    Notwithstanding any other provision of this Agreement, the Partnership shall not (i) extend, amend, forgive, discharge, compromise, waive, cancel or otherwise modify the terms of any Policy or amend, modify or waive any term or condition of any contract, agreement, instrument, certificate, report or document related to a Policy related to the payment terms (including the manner of payment) in respect thereof, or (ii) amend, modify or waive any term or provision of the Partnership’s policies with respect to Policies in any material respect, in either case without the prior written consent of the General Partner. The Partnership shall not make or instruct to be made any change in its or its securities intermediary’s, instructions to insurers regarding the deposit of collections with respect to the Policies, without the prior written consent of the General Partner.
(f)    Subject in all regards to each other term of this Agreement, prior to the Partnership: (i) purchasing any Policies after the date of this Agreement, (ii) selling any Policies, or (iii) making any material decision with regards to any litigation directly relating to any Policy, in each case the Class B Limited Partner shall be entitled, to the extent practicable in the General Partner’s reasonable discretion, to review and provide comments on the material proposed terms of such action described in clause (i), (ii) or (iii), as applicable, which the General Partner shall consider in good faith.
Section 2.12    Capital Contributions; Percentage Interests.
(a)    Each Partner has made or is deemed to have made the Capital Contributions set forth in the applicable Schedule attached hereto and, accordingly, shall have the Capital Account set forth on such Schedule. No Partner shall be obligated to make any additional Capital Contributions to the Partnership.
(b)    Each Partner shall have an interest in the Partnership expressed as a percentage of the whole (“Percentage Interest”), with the current Percentage Interests in the Partnership of the Limited Partners shown on Schedules A-1, and B-1 as the same may be amended from time to time to reflect transfers of Partnership Units as permitted by this Agreement. The Class D Limited Partners shall not be allocated any Percentage Interest and shall only have the express rights set forth herein.
(c)    No Limited Partner shall be liable for any of the debts, obligations or other liabilities of the Partnership solely by reason of being a limited partner of the Partnership, and no Partner shall be required to contribute any additional capital to the Partnership other than the initial contributions heretofore made, any contributions required to cause the Premium/Expense Reserve Account to be fully funded as contemplated by Section 3.1 and any payments to the Partnership pursuant to Section 8.7. No Partner will have any obligation to restore any negative or deficit balance in its Capital Account, including any negative or deficit balance in its Capital Account upon liquidation and dissolution of the Partnership. In accordance with Section 3.1(c) and (d), the Partners may, or pursuant to Section 3.1, shall, from time to time contribute additional funds to the Premium/Expense Reserve Account.
Section 2.13    Books and Records. The Partnership shall maintain, or cause to be maintained, in a manner customary and consistent with good accounting principles, practices and procedures, a comprehensive system of office records, books and accounts (which records, books and accounts shall be and remain the property of the Partnership) in which shall be entered fully and accurately each and every financial transaction with respect to the ownership and operation of the property of the Partnership. Such books and records of account shall be prepared and maintained at the principal place of business of the Partnership or such other place or places as may from time to time be determined by the General Partner. Each Partner or its duly authorized representative shall have the right to inspect, examine and copy such books and records of account at the Partnership’s or its designee’s office during reasonable business hours, subject to reasonable prior written notice to the Partnership. A reasonable charge for copying books and records may be charged by the Partnership.
Section 2.14    Accounting and Fiscal Year. The books of the Partnership shall be kept on the accrual basis in accordance with generally accepted accounting principles and on a tax basis and the Partnership shall report its operations for tax purposes on the accrual method. The fiscal year of the Partnership shall end on November 30 of each year, unless a different fiscal year shall be required by the Code or otherwise determined by the General Partner (the “Fiscal Year”).
ARTICLE III

EXPENSES; DISTRIBUTIONS
Section 3.1    Expenses.
(a)    The General Partner shall establish a separate bank account on behalf of, and in the name of, the Partnership to hold an amount of cash necessary to pay the Premiums and the other Expenses of the Partnership (the “Premium/Expense Reserve Account”).
(b)    On the Effective Date, the Class A Limited Partner shall (i) contribute $21,750,000 to the Premium/Expense Reserve Account in satisfaction of its obligations to fund the Premium/Expense Reserve Account as of the Effective Date, and (ii) shall advance under the Advance Facility $8,250,000 by deposit into the Premium/Expense Reserve Account on behalf of the Class B Limited Partner, in satisfaction of the Class B Limited Partner’s obligations to fund the Premium/Reserve Fund as of the Effective Date.
(c)    If at any time prior to a Distribution Date, the amount in the Premium/Expense Reserve Account is less than an amount sufficient to cover the next month of Premiums and Expenses, as set forth in the Budget or as otherwise determined by the General Partner based upon advice of the Manager, the General Partner shall notify the Limited Partners of such deficiency and, within twelve (12) business days after receipt of such notice (or such later date as may be specified in the notice), the Class A Limited Partner will (i) contribute its Percentage Interest of, and (ii) subject to the last sentence of Section 3.1(d), make advances under the Advance Facility of the Class B Limited Partner’s Percentage Interest of, the aggregate amount of additional capital needed to increase the balance of the Premium/Expense Reserve Account to an amount sufficient to cover the next three months of Premiums and Expenses, as set forth in the Budget, by deposit of such amounts into the Premium/Expense Reserve Account. The written notice provided by the General Partner pursuant to this Section 3.1(c) shall specify the need for additional capital, contain written wire instructions, and be signed by an authorized officer or authorized person of the General Partner or sent from an authorized e-mail account of the General Partner.
(d)    All advances made by the Class A Limited Partner under the Advance Facility, whether prior to, on or after the Effective Date, shall accrue interest at the rate of 11% per annum, compounded quarterly, until repaid, and all such amounts (including any accrued but unpaid interest) shall be secured by the Class B Partnership Units pursuant to the Pledge Agreement. After the Effective Date, subject to Section 2.11(d), the General Partner will use commercially reasonable efforts to obtain financing proposals for Premiums and Expenses on terms more favorable to the Class B Limited Partner than the Advance Facility, if and to the extent available, and in the event such financing is obtained the Class A Limited Partner shall no longer have any obligation to fund advances under the Advance Facility pursuant to Section 3.1(c)(ii) or otherwise.
(e)    Funds in the Premium/Expense Reserve Account shall be used or otherwise distributed in the following order of priority:
(i)    First, as and when needed to pay Premiums and Expenses of the Partnership (including fees due to the Manager), to the extent consistent with the Budget;
(ii)    Second, subject to Section 3.2(c), on each Distribution Date that (i) occurs prior to the third anniversary of the Effective Date or after the holders of the Class D Interests shall have received the Class D Return in full, pro rata to the Class B Limited Partners the Minimum Class B Interest Monthly Distribution, or (ii) occurs on or after the third anniversary of the Effective Date and on a date on which the holders of the Class D Partnership Units shall not yet have received the Class D Return in full, then 100% of the Minimum Class B Interest Monthly Distribution will be distributable to the holders of the Class D Partnership Units to pay the Class D Return until paid in full;
(iii)    Third, subject to Section 3.2(c), once holders of the Class D Partnership Units have received the Class D Return in full, on each Distribution Date pro rata to the Class B Limited Partners, on account of the Minimum Class B Interest Monthly Distribution; and
(iv)    Fourth, any funds remaining in the Premium/Expense Reserve Account in excess of an amount sufficient to cover the next three months of Premiums and Expenses, as set forth in the Budget, shall be, at the discretion of the General Partner, retained in the Premium/Expense Reserve Account or deposited in the Collections Account for distribution in accordance with Section 3.2(b);
provided, that after the eighth anniversary of the Effective Date and until the tenth anniversary of the Effective Date, the Minimum Class B Interest Monthly Distribution will be paid, if at all, in accordance with Section 3.2(b)(iii) from amounts on deposit in the Collections Account and not from the Premium/Expense Reserve Account.

(f)    In no event will the Class D Limited Partner be obligated to contribute funds to the Premium/Expense Reserve Account.
Section 3.2    Distributions.
(a)    The General Partner shall establish a separate bank account on behalf of, and in the name of, the Partnership to hold, and shall direct all death benefits and other cash received by the Partnership (other than Capital Contributions, proceeds of the Advance Facility, and death benefits from Matured Policies (as defined in the Subscription Agreement), which shall be distributed in accordance with Section 2.02(b) of the Subscription Agreement) into such account (the “Collections Account”).
(b)    On each Distribution Date, funds on deposit in the Collections Account shall be distributed by the Paying Agent pursuant to the Waterfall Notice (as defined in the A&R Securities Intermediary Agreement (as defined in the Subscription Agreement)) in the following order of priority:
(i)    First, to the Premium/Expense Reserve Account, until the amount therein is sufficient to cover the next three months of Premiums and Expenses, as set forth in the Budget;
(ii)    Second, to pay the Class A Limited Partner the amount necessary such that the Class A Limited Partner shall have received the Class A Minimum Return Cumulative Amount (applied first to the amounts described in clause (w), second to the amounts described in clause (x), third to the amounts described in clause (y) and fourth to the amounts described in clause (z), in each case of the definition of Class A Minimum Return Cumulative Amount) as of the last day of the month immediately prior to such Distribution Date;
(iii)    Third, to the extent the Minimum Class B Interest Monthly Distribution is not paid to the Class B Limited Partner pursuant to the proviso at the end of Section 3.1(e) for the month immediately prior to such Distribution Date, then to the Class B Limited Partner the portion of the Minimum Class B Interest Monthly Distribution due on such Distribution Date and not paid from the Premium/Expense Reserve Account;
(iv)    Fourth, for the purpose of rebalancing the Total Return Distributions to 72.5% to the Class A Limited Partner and 27.5% to Class B Limited Partner, as applicable as of such Distribution Date, to either (x) the Class A Limited Partner any necessary Class A True Up Payment or (y) the Class B Limited Partner any necessary Class B True Up Payment; and
(v)    Fifth, 72.5% to the Class A Limited Partner and 27.5% to the Class B Limited Partner.
The General Partner may engage a third party paying agent (the “Paying Agent”), selected in the General Partner’s reasonable discretion, to make distributions out of the Collections Account pursuant to Section 3.2(b). The Paying Agent's obligations are subject to Section 3.2(c) and (d).
(c)    Notwithstanding any other provision of this Agreement, prior to the Class B Limited Partner receiving any distributions or payments under this Agreement, whether under Section 3.1(e), Section 3.2(b), Section 7.3(b), or on account of the Minimum Class B Interest Monthly Distribution or the Class B True Up Payment, such amounts otherwise payable to the Class B Limited Partner shall first be used to satisfy any Indemnified Claims or other indemnification obligations of the Class B Limited Partner under the Subscription Agreement or hereunder. If a claim for indemnification under the Subscription Agreement or hereunder has been initiated by the Class A Limited Partner but has not been resolved as of the applicable Distribution Date or other date on which a payment is to be made to the Class B Limited Partner hereunder, the portion of such distribution or payment necessary to satisfy such indemnification claim shall be deposited into an escrow account and held until the date of such resolution and then released to the Class A Limited Partner, the Class B Limited Partner, or both, as the case may be, in accordance with such resolution. In addition, notwithstanding any other provision of this Agreement, until the Class D Limited Partner has received the Class D Return and until all principal and accrued interest under the Advance Facility has been repaid in full, any and all amounts otherwise payable to the Class B Limited Partner under Section 3.2(b)(iii), (iv) or (v) shall be paid: first, 100% of such amounts shall be paid to the Class A Limited Partners in repayment of outstanding amounts under the Advance Facility together with interest thereon; second, 100% of such remaining amounts (if any) shall be paid to the Class D Limited Partner and applied towards the Class D Return, until the Class D Return is paid in full, and third, thereafter, such remaining amount (if any) shall be paid to the Class B Limited Partner. For the avoidance of doubt, any amounts that would otherwise be payable to the Class B Limited Partner but which are payable to the Class A Limited Partner, the Class D Limited Partner or any Purchaser Indemnified Party in accordance with this Section 3.2(c) or Section 3.2(d) shall be distributed by the Paying Agent directly to the Class A Limited Partner, the Class D Limited Partner or such Purchaser Indemnified Party, as applicable.
(d)    Without limiting the foregoing, if the Class B Limited Partner has a good faith dispute as to the amount of any Indemnified Claim or other indemnity obligation, or any set off pursuant to Section 3.2(c) to satisfy any Indemnified Claim or other indemnity obligations, prior to commencing any litigation, for 30 days the General Partner, the Class A Limited Partner and the Class B Limited Partner shall engage in good-faith negotiations with respect to such dispute and the Partnership shall hold any amounts to be withheld or set off from the distributions to the Class B Limited Partners in escrow for such 30-day period, except to the extent such funds are necessary to satisfy any Indemnified Claims then due and owing by the Partnership. If any such dispute is not resolved within such 30-day period, the Partnership shall have the right to apply or distribute such escrowed funds to the Purchaser Indemnified Parties on account of the Indemnified Claims.
(e)    On each Distribution Date, the General Partner shall deliver or cause to be delivered a report that sets forth the calculations for the amounts paid pursuant to Section 3.2(b), the Class A Minimum Return Cumulative Amount, the Minimum Class B Interest Monthly Distribution (including any portion due to the Class D Limited Partner), the Class A True Up Payments, the Class B True Up Payments, the Class D Return and the Total Return Distributions for such month, which shall be binding on the parties absent manifest error.
(f)    Notwithstanding any provision to the contrary contained in this Agreement, the Partnership shall not, and the General Partner shall not cause or permit the Partnership to, make a distribution to any Partner on account of its interest in the Partnership if such distribution would (i) violate the Act or other applicable law or (ii) breach or violate any agreement, including any loan agreement, to which the Partnership is a party.
ARTICLE IV

MANAGEMENT OF PARTNERSHIP; RIGHTS AND DUTIES OF PARTNERS
Section 4.1    Management Authority; Rights and Obligations of the General Partner.
(a)    Concurrently with the execution and delivery of this Agreement, the Withdrawing General Partner hereby resigns and withdraws as general partner of the Partnership, and the parties hereto hereby appoint and admit the New General Partner as the general partner of the Partnership, effective immediately prior to the withdrawal of the Withdrawing General Partner, and the New General Partner is hereby authorized to, and shall, continue the business of the Partnership without dissolution.
(b)    Except as otherwise provided in this Agreement or applicable law and subject to compliance by the General Partner with any provision of this Agreement, management of the Partnership shall be vested exclusively in the General Partner, and the General Partner shall have full control over the business, assets and affairs of the Partnership. Subject to the terms and conditions of this Agreement, the General Partner shall have the power on behalf and in the name of the Partnership to carry out any and all of the objectives and purposes of the Partnership and to perform all acts and enter into and perform all contracts and other undertakings which the General Partner, in its sole discretion, deems necessary or advisable or incidental thereto.
(c)    The Partners acknowledge that, as of the Effective Date, the General Partner has delegated certain of its rights, obligations and responsibilities to the Manager pursuant to the Management Agreement, and that the Partners approve of and have authorized such delegation. The Partners further acknowledge that, pursuant to the Management Agreement, the General Partner has the sole authority to terminate the Manager. The Manager is, to the extent of its rights and powers set forth in this Management Agreement, an independent agent of the Partnership for the purpose of the Partnership’s business.
(d)    The Partners acknowledge that the General Partner intends to conduct the affairs of the Partnership so as to avoid the Partnership being treated as having a permanent establishment in the United States, within the meaning of the tax convention between the United States and Ireland, and otherwise to operate in accordance with the guidelines in Annex B.
(e)    Subject to Section 2.11(f), the General Partner shall have the authority to sell Policies with total death benefits of up to $ ** million (for the avoidance of doubt, such cap shall exclude any sale, surrender, assignment, transfer or disposition of policies pursuant to Section 4.1(i)). Net proceeds from such sales of Policies may, in the discretion of the General Partner, be used to purchase additional Policies. So long as the General Partner notifies each of the Limited Partners in writing on or prior to the date one or more Policies are sold, the General Partner shall have ten Business Days from the day on which the applicable proceeds from such sale have been credited to the Collections Account in which to determine whether to purchase additional Policies with such proceeds, and during such ten Business Day-period (or such longer period as is necessary to complete the purchase of additional Policies, if the General Partner determines to do so), such proceeds shall remain in the Collections Account and shall not be distributed pursuant to Section 3.2(b)). Any portion of such proceeds not used to purchase additional Policies shall be distributed pursuant to Section 3.2(b) and, in such case, shall be included in calculating cumulative cash flows from the Effective Date for the purpose of determining the Class A Minimum Return Cumulative Amount, the Class A True Up Payment, the Class B True Up Payment, the Minimum Class B Interest Monthly Distributions, the Class D Return and the Total Return Distributions. Any sale by the General Partner of Policies with death benefits in excess of $ ** million in the aggregate and on a cumulative basis (for the avoidance of doubt, excluding any sale, surrender, assignment, transfer or disposition of policies pursuant to Section 4.1(i)) shall require the prior written consent of the Class B Limited Partner. Any purchase of Policies, including pursuant to this Section 4.1(e) shall require the prior written consent of the Class B Limited Partner, which consent shall not be unreasonably withheld, conditioned or delayed.
(f)    Subject to Section 2.11(f), the General Partner shall have the authority to lapse policies with total death benefits of up to $ ** million, provided that prior to lapsing any policy, the General Partner shall offer the Class B Limited Partner a right of first refusal to purchase any such policy to be lapsed for $10.00, plus all costs and expenses in connection with transferring such policy to the Class B Limited Partner or its designee. The General Partner shall provide or cause to be provided the Partners with prompt notice of any lapses of policies pursuant to this Section 4.1(f), after which the Class B Limited Partner shall have ten (10) Business Days to exercise its right of first refusal pursuant to this Section 4.1(f). Any lapse of Policies with death benefits in excess of $ ** million in the aggregate and on a cumulative basis shall require the prior written consent of the Class B Limited Partner, which consent shall not be unreasonably withheld.
(g)    The General Partner shall provide or cause to be provided to the Partners with prompt notice of any sales of Policies or lapses of Policies pursuant to Section 4.1(e) or 4.1(f), and shall modify Annex A after each such sale or lapse of a Policy by removing the same from Annex A. On and after each modification of Annex A, the General Partner shall use such modified Annex A to calculate the Class A Minimum Return Cumulative Amount.
(h)    The General Partner shall deliver the Budget for a Fiscal Year no later than 30 days prior to the commencement of such Fiscal Year. The Budget for each year shall require approval by at least a Majority in Interest in such holders’ sole discretion. The Class B Limited Partner shall be entitled to review and provide comments on the Budget, which the General Partner shall consider in good faith. Notwithstanding the foregoing, any material increase over the prior year’s Budget not attributable to a cost of insurance increase, indemnification obligation, litigation expense or other necessary expense (as determined by the General Partner in its reasonable discretion) shall not be implemented if the Class B Limited Partner objects in writing to the General Partner to such increase within 10 days after receiving the proposed Budget from the General Partner. The General Partner may, in its reasonable discretion, modify the Budget for any Fiscal Year following the commencement of such Fiscal Year by providing notice of such modification to the Partners as soon as reasonably practicable; provided, however, that any such modification resulting in a material increase in expenditures (other than attributable to a cost of insurance increase, indemnification obligation, litigation expense or other necessary expense (as determined by the General Partner in its reasonable discretion)) over the Budget previously delivered by the General Partner for such Fiscal Year, shall not be implemented if the Class B Limited Partner reasonably objects in writing within 10 days after receiving the proposed modified Budget from the General Partner.
(i)    The Class B Limited Partner may request that the General Partner cause the Partnership to sell, surrender, assign, transfer or dispose of any life insurance policy issued by Sun Life Assurance Company of Canada within 90 days after the Effective Date. If any such policy is sold, the proceeds of such sale shall be distributed as follows: (i) 72.5% of the proceeds, plus (ii) an 11% per annum return thereon compounded quarterly from the Effective Date through the date repaid, plus (iii) 72.5% of all premiums, servicing fees, management fees and other out-of-pocket costs and expenses actually paid thereon by the Partnership after the Effective Date and allocable to such policy (based on the value of such policy held by the Partnership on the Allocation Schedule relative to the values of all other policies held by the Partnership on the Allocation Schedule), will be payable to the Class A Limited Partner, and the remainder of the proceeds of such disposition will be paid to the Class B Limited Partner, in each case separate from the provisions of Section 3.2(b).
Section 4.2    Power and Authority of Partners. Except as otherwise expressly set forth herein, no Partner shall, in its capacity as such, have the authority or power to act for or on behalf of the Partnership in any manner, to do any act that would be (or could be construed as) binding on the Partnership, or to make any expenditures on behalf of the Partnership, and the Partners hereby consent to the exercise by the General Partner of the powers and rights conferred on it by applicable law and by this Agreement, subject to any restrictions thereon expressly set forth in this Agreement.
Section 4.3    Rights and Obligations of the General Partner.
(a)    The General Partner shall be subject to all of the liabilities of a general partner specified in this Agreement and the Delaware Act.
(b)    The Limited Partners will be excused from accepting the performance of and rendering performance to any person (other than the General Partner) acting as general partner hereunder (including any trustee or assignee of or from the General Partner).
(c)    Notwithstanding any other provision of this Agreement, the Bankruptcy of the General Partner shall not cause the General Partner to cease to be a general partner of the Partnership and upon the occurrence of such an event, the Partnership shall continue without dissolution. This Section 4.3(c), together with the definition of “Bankruptcy” set forth in this Agreement, is intended to and shall supersede the events of withdrawal set forth in Sections 17402(a)(4) & (5) of the Act.
(d)    As an inducement for the Limited Partners to enter into this Agreement, the General Partner represents, warrants and covenants to each Limited Partner that as of the Effective Date:
(i)    The General Partner has been duly formed and is a validly existing Cayman limited company, with full power and authority to perform its obligations herein.
(ii)    This Agreement has been duly authorized, executed and delivered by the General Partner and, assuming due authorization, execution and delivery by each Limited Partner, constitutes a valid and binding agreement of the General Partner enforceable in accordance with its terms against the General Partner, except as may be limited by bankruptcy, insolvency, reorganization, moratorium, and other similar laws of general applicability relating to or affecting creditors’ rights or general equity principles (regardless of whether considered at law or in equity).
Section 4.4    Rights and Obligations of the Limited Partners.
(a)    No Limited Partner shall be personally liable, whether to the Partnership, to any of the other Partners, to the creditors of the Partnership or to any other Third Party, for any of the debts, obligations or liabilities of the Partnership or any of the losses thereof, whether arising in contract, tort or otherwise, other than (i) the amount contributed by the Limited Partner to the Partnership, (ii) the share of undistributed profits of the Partnership attributable to such Limited Partner, (iii) its obligation to make other payments expressly provided for in this Agreement and (iv) the amount of any distributions wrongfully distributed to it.
(b)    No Limited Partner, as such, shall take part in the management of the business or transact any business for the Partnership. All management responsibility is vested in the General Partner (including as it may be delegated to the Manager under the Management Agreement), subject to the other terms contained in this Agreement. No Limited Partner, as such, shall have the power to sign for or to bind the Partnership.
(c)    No Limited Partner shall be entitled to withdraw from the Partnership.
(d)    The Bankruptcy, death, disability or declaration of incompetence of a Limited Partner shall not, in and of itself, dissolve the Partnership, but the rights of a Limited Partner to share in the profits and losses of the Partnership and to receive distributions of Partnership funds shall, on the happening of such an event, devolve upon the Limited Partner’s personal representative (as defined in the Act), subject to this Agreement, and the Partnership shall continue as a limited partnership.
(e)    A Person shall be deemed admitted as a Limited Partner at the time such Person (i) executes a joinder agreement, in form and substance satisfactory to the General Partner, or a counterpart of this Agreement, (ii) executes such other documents as the General Partner and transferring Partner shall reasonably request, and (iii) is named as a Limited Partner on the books of the Partnership, including the Schedules attached hereto.
(f)    Upon the occurrence of any event that would result in there being no limited partner in the Partnership, the Partnership shall not dissolve and the general partners or the personal representative of the last remaining limited partner is hereby authorized to, and shall, within ninety (90) days after the occurrence of the event that terminated the continued membership of such limited partner in the Partnership, agree in writing (i) to continue the Partnership, and (ii) to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute limited partner of the Partnership, effective as of the occurrence of the event that terminated the continued membership of the last remaining limited partner of the Partnership in the Partnership
Section 4.5    Corporate Opportunities. Any of the Partners and any of their respective Affiliates may engage in or possess an interest in other business ventures of every nature and description, independently or with others, whether or not such other business ventures are competitive with the Partnership or its business, and neither the Partnership nor the Partners shall have, or have the right to acquire, by virtue of this Agreement, any right in and to such venture or to the income or profit derived therefrom. The doctrine of corporate opportunity or any analogous doctrine shall not apply to any of the Partners or any of their Affiliates, and the pursuit of any such business or venture shall not be deemed wrongful, improper or a breach of any duty hereunder, at law, in equity or otherwise, and no Partner shall have any duty to communicate with any other Partner or the Partnership regarding any such business or venture.
Section 4.6    Investment Representations of Limited Partners. Each Limited Partner hereby represents, warrants and acknowledges to the Partnership that: (a) in the case of a Limited Partner that is not a natural Person, such Limited Partner has been duly formed and is validly existing entity under the jurisdiction of its formation, with full power and authority to perform its obligations herein; (b) this Agreement has been duly authorized, executed and delivered by such Limited Partner and, assuming due authorization, execution and delivery by each other party hereto, constitutes a valid and binding agreement of such Limited Partner enforceable in accordance with its terms against such Limited Partner, except as may be limited by bankruptcy, insolvency, reorganization, moratorium, and other similar laws of general applicability relating to or affecting creditors’ rights or general equity principles (regardless of whether considered at law or in equity); (c) such Limited Partner has such knowledge and experience in financial and business matters and is capable of evaluating the merits and risks of an investment in the Partnership and is making an informed investment decision with respect thereto; (d) such Limited Partner is acquiring interests in the Partnership for investment only and not with a view to, or for resale in connection with, any distribution to the public or public offering thereof; (e) the execution, delivery and performance of this Agreement have been duly authorized by such Limited Partner; (f) such Limited Partner understands that the Partnership Units have not been registered under any federal or state securities laws (the “Securities Laws”) because the Partnership is issuing the Partnership Units in reliance upon the exemptions from the registration requirements of the Securities Laws providing for issuance of securities not involving a public offering; and (g) such Limited Partner has either sought advice from independent legal counsel or determined to waive such right after carefully reviewing this Agreement. Each Limited Partner hereby represents, warrants and acknowledges to the Partnership that such Limited Partner is an accredited investor as such term is defined in Regulation D promulgated pursuant to Section 4(2) of the Securities Act of 1933, as amended, and is a “qualified purchaser” within the meaning of the Investment Company Act of 1940, as amended. Each Limited Partner hereby represents, warrants and acknowledges to the Partnership that any funds provided by such Limited Partner in order to fulfill its obligations under this Agreement do not originate from: (A) a Person listed in the Annex to Executive Order No. 13224 (2001) issued by the President of the United States (Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism) or (B) named on the List of Specially Designated Nationals and Blocked Persons maintained by the U.S. Office of Foreign Assets Control, nor will such Limited Partner violate or cause the Partnership to violate applicable sanctions and U.S. anti-money laundering Laws in connection with its performance under this Agreement.
Section 4.7    Information and Access Rights.
(a)    The Partnership will furnish or cause to be furnished the following materials to the Limited Partners:
(i)    Within 90 days after the end of each Fiscal Year, the audited consolidated balance sheet of the Partnership as at the end of such year, and the audited consolidated statements of income, cash flows and changes in capital of the Partnership for such year, accompanied by the report of the independent auditor with respect thereto, all of which shall comply with applicable provisions of Regulation S-X promulgated by the SEC;
(ii)    Within 45 days after the end of each of the first three fiscal quarters in each Fiscal Year, the unaudited consolidated balance sheet of the Partnership as at the end of such quarter, and the unaudited consolidated statements of income, cash flows and changes in partners’ capital for such quarter and the portion of the fiscal year then ended, all of which shall comply with the rules and regulations of the SEC;
(iii)    Within 20 days after the end of each month, a report detailing portfolio performance in such month; and
(iv)    any other consolidated annual or quarterly balance sheet of the Partnership, and any other consolidated statements of income, cash flows and changes in partners’ capital for the applicable period relating thereto, in each case to the extent prepared by or on behalf of the Partnership at any time.
(b)    Each Partner shall also receive an IRS Schedule K-1, or a form containing comparable information to the extent an IRS Schedule K-1 is not required to be prepared under applicable law, properly completed and filled out in respect of the Partnership within one hundred and twenty (120) days following the end of each Fiscal Year (subject to reasonable delays in the event of the late receipt of any necessary information from, or with respect to, any Person in which the Partnership holds an interest). If the Partnership is unable to deliver the foregoing within such one hundred and twenty (120) day period, the Partnership shall deliver drafts thereof to each Partner within such period, and shall deliver the final Schedule K-1 or such comparable form as promptly as practicable thereafter. Each Partner acknowledges that it has delivered to the Partnership a consent to receive Schedule K-1 through means of electronic delivery, in a form provided by the Partnership.
(c)    Upon request, the Limited Partners shall be provided with, (A) reasonable access (at reasonable times and upon reasonable notice) to the General Partner and all executive officers and accountants of the Partnership and (B) reasonable access (at reasonable times and upon reasonable notice) to all premises, properties, books, records (including tax records), contracts, financial and operating data and information and documents pertaining to the Partnership and shall be entitled to make copies of such books, records, contracts, data, information and documents as such Person may reasonably request; provided that the General Partner shall not be required to provide the Limited Partners with any information that is competitively sensitive, proprietary, or subject to privilege (whether attorney-client, doctor-patient or otherwise).
(d)    The Partnership shall, upon a Partner’s request and at such Partner’s expense, use commercially reasonable efforts to provide such Partner with such information as such Partner may reasonably request to permit such Partner (or its partners, members, shareholders or other direct or indirect beneficial owners as the case may be) to complete and timely file all requisite tax forms and other requisite tax reports and to compute quarterly and annual estimated tax liabilities.
Section 4.8    Irish Tax Status Representation of Class A Limited Partner   The Class A Limited Partner represents and warrants to the Class B Limited Partner that the persons who are beneficially entitled to the interest payable by the Class B Limited Partner to the Class A Limited Partner under this Agreement fall within one of the follow categories: (a) a person who is resident for tax purposes in a Relevant Territory (being a member state of the European Union other than Ireland or a jurisdiction with which Ireland has entered into a double tax agreement) under the laws of that territory except where such person is a body corporate, such interest is paid to the body corporate in connection with a trade or business which is carried on by it in Ireland through a branch or agency; (b) a qualifying company within the meaning of Section 110 of the Taxes Consolidation Act, 1997; (c) a company that is incorporated in the US and taxed in the US on its worldwide income except where interest is paid under this Agreement to the US company in connection with a trade or business which is carried on by it in Ireland through a branch or agency; (d) a US LLC where the ultimate recipients of the interest payable to it under this Agreement fall within paragraphs (a) or (c) above; or (e) an investment undertaking within the meaning of section 739B of the Taxes Consolidation Act, 1997.  The Class A Limited Partner hereby agrees to promptly inform the Class B Limited Partner in writing upon the occurrence of any event which would cause the representation in the previous sentence to be untrue.
ARTICLE V

TRANSFERS OF PARTNERSHIP INTERESTS
Section 5.1    Transfers Generally. A Limited Partner may Transfer all or any portion of its Partnership Units with the written consent of the General Partner, which consent the General Partner shall not unreasonably withhold, condition or delay.
Section 5.2    Further Restrictions on Transfer.
(a)    The other provisions of this ARTICLE V notwithstanding, no Transfer of any Partnership Units may be made if such transfer would, in the opinion of the General Partner:
(i)    result in the Partnership being treated as a “publicly traded partnership” within the meaning of Section 7704(b) of the Code;
(ii)    have any material adverse tax consequence to the Partnership or any Limited Partner;
(iii)    violate the Securities Act of 1933, as amended, or any state (or other jurisdiction) securities or “Blue Sky” laws applicable to the Partnership or the Partnership Units;
(iv)    cause the Partnership to become subject to the registration requirements of the Investment Company Act; or
(v)    be a non‑exempt “prohibited transaction” under ERISA or the Code or cause all or any portion of the assets of the Partnership to constitute “plan assets” under ERISA or Section 4975 of the Code.
(b)    Any purported Transfer of Partnership Units other than in accordance with this Agreement shall be null and void, and the Partnership shall refuse to recognize any such Transfer for any purpose and shall not reflect in its records any change in record ownership of Partnership Units pursuant to any such Transfer.
(c)    Except as otherwise set forth in this Agreement, any Limited Partners that propose to Transfer Partnership Units in accordance with the terms and conditions hereof shall be responsible for any expenses incurred by the Partnership in connection with such Transfer.
(d)    Any Limited Partner seeking to Transfer all or any fraction of its Partnership Units agrees that it and its potential transferee will be jointly and severally liable for all reasonable expenses, including attorneys’ fees, or taxes under Section 1446(f) of the Code, incurred by the Partnership in connection with such Transfer or potential Transfer, prior to the consummation of such Transfer, and if such expenses are not reimbursed promptly upon the General Partner’s request they may be withheld from amounts otherwise distributable to such Limited Partner or its transferee.
(e)    Except for Transfers to Affiliates, any Class A Limited Partner seeking to Transfer all or a fraction of its Class A Partnership Units must also Transfer the equivalent pro rata share of its Class D Partnership Units, and any Class D Limited Partner seeking to Transfer all or a fraction of its Class D Partnership Units must also Transfer the equivalent pro rata share of its Class A Partnership Units.
Section 5.3    Substituted Limited Partners.
(a)    Each Partner hereby confers upon the General Partner the right to admit a Transferee of Partnership Units of a Limited Partner as a Substituted Limited Partner in the Partnership, provided that such Transfer is effected in accordance with the terms and conditions of this Agreement. Any Transferee who desires to become a Substituted Limited Partner shall (i) deliver to the General Partner such information and opinions of counsel, execute such documents, and take such other action as the General Partner reasonably may deem appropriate with respect to such substitution, including the written acceptance and adoption by the Transferee of the provisions of this Agreement and the Act and the assumption by the Transferee of the obligations of its Transferor together with evidence that such Substituted Limited Partner can satisfy such Transferee’s obligations under this Agreement (which shall be reasonably acceptable to the General Partner) and (ii) pay all expenses incurred by the Partnership in connection with such Transfer and admission, including the cost of preparing and filing an amendment to the Certificate of Limited Partnership, if required, and such expenses shall not be deemed Capital Contributions by the Substituted Limited Partners. A Transferee shall be deemed admitted to the Partnership as a Substituted Limited Partner at the time such Transferee is listed on the Schedules attached hereto. The Partnership shall continue with the same basis and Capital Account for the Substituted Limited Partner that was attributable to his Transferor. The name, address and Percentage Interest of the Substituted Limited Partner shall be duly noted on the applicable attached Schedule.
(b)    Unless and until any assignee, transferee, heir or legatee becomes a Substituted Limited Partner (in accordance with Section 5.3(a)), his status and rights shall be limited to the rights of an assignee of a limited partner interest under Section 17-702 of the Act.
(c)    Upon the Transfer of all or part of an interest in the Partnership, at the request of the Transferee of the interest, the General Partner may, in its sole discretion, cause the Partnership to elect, pursuant to Section 754 of the Code or the corresponding provisions of subsequent law, to adjust the basis of the Partnership properties as provided by Sections 734 and 743 of the Code.
(d)    In the event of a Transfer by the Class B Limited Partner of its Class B Partnership Units hereunder, (i) the Transferee shall, in addition to its other obligations herein assume all of the Class B Limited Partner’s obligations under the Pledge Agreement and any indemnification obligations under the Subscription Agreement or this Agreement, and (ii) the consent and approval rights of the Class B Limited Partner contained in Section 2.10(a), Section 4.1(e), Section 4.1(f), and the Class B Limited Partner’ rights under Section 7.2, shall automatically and immediately terminate.
ARTICLE VI

AMENDMENTS; MEETINGS
Section 6.1    Amendments to be Adopted Solely by the General Partner. The General Partner may, without the consent of any Limited Partner, amend any provision of this Agreement, and execute whatever documents may be required in connection therewith, to reflect:
(a)    any changes as a result of actions validly taken by the General Partner under Section 2.3, 2.5, 2.6 or 2.7;
(b)    the admission of Substituted Limited Partners in accordance with the terms of Section 5.3;
(c)    a change that is necessary to qualify the Partnership as a Limited Partnership under the laws of any state or that is necessary and advisable in the opinion of the General Partner to ensure that the Partnership will not be treated as an association taxable as a corporation for federal income tax purposes; or
(d)    any other amendments similar to the foregoing.
Section 6.2    Other Amendments. Amendments to this Agreement other than those described in Section 6.1 may be adopted by the affirmative vote of a Majority in Interest of the Partners. The General Partner may seek the written vote of the Limited Partners or may call a meeting.

Section 6.3    Amendments not Allowable. Unless otherwise approved by the Partner(s) affected thereby, no amendment to this Agreement shall be permitted if the effect of same would be to:
(a)    increase the duties or liabilities of the General Partner or of any Limited Partner; or
(b)    increase or decrease the interest of any Partner hereto in the assets, profits or losses of the Partnership.
Section 6.4    Meetings of the Partners.
(a)    Meetings of the Partners to vote upon any matters on which the Limited Partners are authorized to take action under this Agreement may be called by the General Partner or by the written request of Limited Partners holding not less than a Majority in Interest. Notice of the time and place of each meeting of the Partners shall be delivered to each Partner at least 10 but no more than 60 days prior to the date of the meeting. Notices shall state the purpose or purposes for which the meeting is called. Notice need not be given to any Partner that submits a signed waiver of notice before or after the meeting or that attends the meeting without protesting at the beginning of the meeting the transaction of any business because the meeting was not lawfully called or convened. Notice of any adjourned meeting need not be given, other than by announcement at the meeting at which the adjournment is taken.
(b)    Each Partner’s vote shall be based on such Partner’s Percentage Interest. A Majority in Interest shall constitute a quorum at any meeting of the Partners, and, except as otherwise set forth in this Agreement, a resolution passed by a majority of the Partnership Units present at any meeting at which there is a quorum shall constitute an action of the Partners hereunder. Any action required or permitted to be taken at a meeting of the Partners may be taken without a meeting if Partners holding the required number of votes consent in writing or by electronic transmission to the adoption of a resolution authorizing the action. The resolutions, written consents or electronic transmissions of the Partners shall be filed with the minutes of the Partnership. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.
(c)    Limited Partners may vote in person or by proxy at any such meetings. Any or all Partners may participate in a meeting of the Partners by means of a conference telephone or other communications equipment allowing all Persons participating in the meeting to hear each other at the same time. Participation by such means shall constitute presence in person at the meeting.
(d)    Limited Partners entitled to vote shall be those shown on the records of the General Partner to be Limited Partners in good standing as of a date 10 days prior to the meeting or the effective date of any written authorization. Any Limited Partner who is in default under this Agreement shall not be entitled to vote and his Percentage Interest shall be excluded in calculating the percentage required for approval, unless and until the default is cured.
ARTICLE VII

DISSOLUTION AND LIQUIDATION
Section 7.1    Causes. To the fullest extent permitted by law, each Partner expressly waives any right which it might otherwise have to dissolve the Partnership by affirmative vote or written consent of the partners or otherwise except as set forth in this Section 7.1. The Partnership shall be dissolved upon the first to occur of one of the following events:
(a)    prior to the ** anniversary of the Effective Date, upon the unanimous vote of the Limited Partners;
(b)    on or after the ** anniversary of the Effective Date, upon the vote of a Majority in Interest, subject to Section 7.2.
(c)    upon the entry of a judicial decree dissolving the Partnership; or
(d)    at any time there are no limited partners of the Partnership.
For the avoidance of doubt, the actions permitted to be taken by the General Partner pursuant to Section 2.5 shall not constitute a dissolution for purposes of this Article VII.

Section 7.2    Notice of Dissolution. Upon the dissolution of the Partnership in accordance with Section 7.1(c) or (d), or the passing of the resolutions pursuant to Section 7.1(a) or (b), the General Partner or the liquidating trustee, as the case may be, shall promptly notify the Partners of such dissolution. If, in accordance with Section 7.1(b), the holders of a Majority in Interest pass a resolution to dissolve the Partnership on or after the ** anniversary of the Effective Date, the General Partner shall notify the remaining Limited Partners thereof. If the Partnership shall be liquidated via a sale process, the General Partner shall notify the Class B Limited Partner of such sale process. **
Section 7.3    Liquidation. Upon dissolution of the Partnership, the General Partner or a liquidation trustee approved by the General Partner shall immediately commence to wind up the Partnership’s affairs; provided that a reasonable time shall be allowed for the orderly liquidation of the assets of the Partnership and the discharge of liabilities to creditors so as to enable the Partners to minimize the normal losses attendant upon the liquidation. The Partners shall continue to share profits and losses during liquidation in the same manner as before liquidation. Each Partner shall be furnished with a statement prepared by the Partnership’s certified public accountant that shall set forth the assets and liabilities of the Partnership as of the date of dissolution. The proceeds of liquidation, all funds on deposit in the Collections Account and the Premium/Expense Reserve Account and all other funds of the Partnership shall be distributed, as realized, in the following order and priority:
(a)    If such liquidation takes place before the ** anniversary of the Effective Date, then such proceeds shall be distributed first to creditors, including Partners who are creditors (solely in their capacity as creditors), to the extent otherwise permitted by law, in satisfaction of liabilities of the Partnership (whether by payment or by establishment of reserves), and then pursuant to Section 3.2 (except that there shall be no distribution to the Premium/Expense Reserve Account).
(b)    If such liquidation takes place on or after the ** anniversary of the Effective Date, such proceeds shall be distributed as follows:
(i)    first, to creditors, including Partners who are creditors (solely in their capacity as creditors), to the extent otherwise permitted by law, in satisfaction of liabilities of the Partnership (whether by payment or by establishment of reserves); then
(ii)    to pay all outstanding expenses of the Partnership; then
(iii)    to pay to the Class A Limited Partner such amount that will result in it receiving a cash on cash internal rate of return of 11% as calculated by the General Partner; then
(iv)    to pay the Class D Limited Partner an amount equal to any unpaid amount of the Class D Return; then
(v)    subject to Section 3.2(c), to pay the Class B Limited Partner the Class B True Up Payment; and then
(vi)    in accordance with Section 3.2(b)(v).

(c)    Any net gain or loss realized by the Partnership on the sale or other disposition of Partnership assets in the process of liquidation of the Partnership shall be allocated to the Partners in the manner specified for allocating profits or losses in Article VIII.
(d)    For the purpose of determining the amount distributed to each Partner in a liquidation, any property distributed in kind shall be valued at Fair Market Value.
Section 7.4    Termination of Partnership. The Partnership shall terminate when all of the assets of the Partnership, after payment of or due provision for all debts, liabilities and obligations of the Partnership, shall have been distributed to the Partners in the manner provided for in Section 7.3, and the Certificate of Limited Partnership shall have been cancelled in the manner required by the Act. Upon cancellation of the Certificate of Limited Partnership in accordance with the Act, this Agreement shall terminate.
Section 7.5    Return of Capital. The liquidators shall not be personally liable for the return of Capital Contributions or any portion thereof to the Limited Partners (it being understood that any such return shall be made solely from Partnership assets).
Section 7.6    HSR Act. Notwithstanding any other provision in this Agreement, in the event that the Hart‑Scott‑Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) is applicable to any Limited Partner by reason of the fact that any assets of the Partnership shall be distributed to such Limited Partner in connection with the dissolution of the Partnership, the dissolution of the Partnership shall not be consummated until such time as the applicable waiting periods (and extensions thereof) under the HSR Act have expired or otherwise been terminated with respect to each such Limited Partner.
ARTICLE VIII

ALLOCATIONS AND TAX MATTERS
Section 8.1    Allocation of Net Income and Net Losses. After giving effect to the special allocations set forth in Section 8.2, Section 8.3, and Section 8.4, Net Income and Net Losses, and any items of income, gain, loss or deduction in respect thereof, for any Allocation Year shall be allocated to the Partners in such manner that, as of the end of such Allocation Year, the sum of (a) the Capital Account of each Partner, (b) such Partner’s share of minimum gain (as determined according to U.S. Treasury Regulations Section 1.704-2(g)) and (c) such Partner’s Partner Nonrecourse Debt Minimum Gain shall be equal to the respective net amounts which would be distributed to such Partner under this Agreement, determined as if the Partnership were to (A) liquidate all of the assets of the Partnership for an amount equal to their Gross Asset Values and (B) distribute the proceeds pursuant to Section 7.3.
Section 8.2    Special Allocations. The following special allocations shall be made in the following order:
(a)    Minimum Gain Chargeback. Except as otherwise provided in U.S. Treasury Regulations Section 1.704-2(f), notwithstanding any other provision of this ARTICLE VIII, if there is a net decrease in Partnership Minimum Gain during any Allocation Year, each Partner shall be specially allocated items of Partnership income and gain for such Allocation Year (and, if necessary, subsequent Allocation Years) in an amount equal to such Partner’s share of the net decrease in Partnership Minimum Gain, determined in accordance with U.S. Treasury Regulations Section 1.704-2(g).Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant thereto. The items to be so allocated shall be determined in accordance with U.S. Treasury Regulations Sections 1.704-2(f)(6) and 1.704-2(j)(2). This Section 8.2(a) is intended to comply with the minimum gain chargeback requirement in U.S. Treasury Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.
(b)    Partner Minimum Gain Chargeback. Except as otherwise provided in U.S. Treasury Regulations Section 1.704-2(i)(4), notwithstanding any other provision of this ARTICLE VIII, if there is a net decrease in Partner Nonrecourse Debt Minimum Gain attributable to a Partner Nonrecourse Debt during any Allocation Year, each Partner who has a share of the Partner Nonrecourse Debt Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with U.S. Treasury Regulations Section 1.704-2(i)(5), shall be specially allocated items of Partnership income and gain for such Allocation Year (and, if necessary, subsequent Allocation Years) in an amount equal to such Partner’s share of the net decrease in Partner Nonrecourse Debt, determined in accordance with U.S. Treasury Regulations Section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant thereto. The items to be so allocated shall be determined in accordance with U.S. Treasury Regulations Sections 1.704‑2(i)(4) and 1.704-2(j)(2). This Section 8.2(b) is intended to comply with the minimum gain chargeback requirement in U.S. Treasury Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.
(c)    Qualified Income Offset. In the event any Partner unexpectedly receives any adjustments, allocations, or distributions described in U.S. Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), Section 1.704-1(b)(2)(ii)(d)(5), or Section 1.704-1(b)(2)(ii)(d)(6), items of Partnership income and gain shall be specially allocated to such Partner in an amount and manner sufficient to eliminate, to the extent required by the U.S. Treasury Regulations, the Adjusted Capital Account Deficit of the Partner as quickly as possible, provided that an allocation pursuant to this Section 8.2(c) shall be made only if and to the extent that the Partner would have an Adjusted Capital Account Deficit after all other allocations provided for in this ARTICLE VIII have been tentatively made as if this Section 8.2(c) were not in the Agreement.
(d)    Gross Income Allocation. In the event any Partner has an Adjusted Capital Account Deficit at the end of any Allocation Year, each such Partner shall be specially allocated items of Partnership income and gain in the amount of such deficit as quickly as possible; provided that an allocation pursuant to this Section 8.2(d) shall be made only if and to the extent that such Partner would have an Adjusted Capital Account Deficit after all other allocations provided for in this ARTICLE VIII have been made as if Section 8.2(c) and this Section 8.2(d) were not in the Agreement.
(e)    Nonrecourse Deductions. Nonrecourse Deductions for any Allocation Year shall be specially allocated to the Partners in a manner permitted under U.S. Treasury Regulations and selected by the General Partner.
(f)    Partner Nonrecourse Deductions. Any Partner Nonrecourse Deductions for any Allocation Year shall be specially allocated to the Partner who bears the economic risk of loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with U.S. Treasury Regulations Section 1.704-2(i)(1).
(g)    Section 754 Adjustments. To the extent an adjustment to the adjusted U.S. federal income tax basis of any Partnership asset, pursuant to Section 734(b) or Section 743(b) of the Code is required, pursuant to U.S. Treasury Regulations Section 1.704 1(b)(2)(iv)(m)(2) or Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Partner in complete liquidation of such Partner’s interest in the Partnership, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the U.S. federal income tax basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Partners in accordance with their interests in the Partnership in the event U.S. Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Partner to whom such distribution was made in the event U.S. Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.
Section 8.3    Loss Limitation. Losses allocated pursuant to this ARTICLE VIII shall not exceed the maximum amount of losses that can be allocated without causing any Partner to have an Adjusted Capital Account Deficit at the end of any Allocation Year. In the event some but not all of the Partners would have Adjusted Capital Account Deficits as a consequence of an allocation of losses pursuant to this ARTICLE VIII, the limitation set forth in this Section 8.3 shall be applied on a Partner by Partner basis and losses not allocable to any Partner as a result of such limitation shall be allocated to the other Partners in accordance with the positive balances in such Partner’s Capital Accounts so as to allocate the maximum permissible losses to each Partner under U.S. Treasury Regulations Section 1.704-1(b)(2)(ii)(d).
Section 8.4    Curative Allocations. The allocations set forth in Section 8.2(a), Section 8.2(b), Section 8.2(c), Section 8.2(d), Section 8.2(e), Section 8.2(f), Section 8.2(g) and Section 8.3 (the “Regulatory Allocations”) are intended to comply with certain requirements of the U.S. Treasury Regulations. It is the intent of the Partners that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Partnership income, gain, loss, or deduction pursuant to this Section 8.4. Therefore, the General Partner shall make such offsetting special allocations of Partnership income, gain, loss, or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Partners Capital Account balance is, to the extent possible, equal to the Capital Account balance such Partner would have had if the Regulatory Allocations were not part of the Agreement. In exercising its discretion under this Section 8.4, the General Partner shall take into account future Regulatory Allocations under Section 8.2(a) and Section 8.2(b) that, although not yet made, are likely to offset other Regulatory Allocations previously made under Section 8.2(e) and Section 8.2(f).
Section 8.5    Tax Allocations. Except as otherwise provided in this Section 8.5, each item of income, gain, loss and deduction of the Partnership for U.S. federal income tax purposes shall be allocated among the Partners in the same manner as such items are allocated for book purposes under this ARTICLE VIII. In accordance with Section 704(c) of the Code and the U.S. Treasury Regulations thereunder, income, gain, loss, and deduction with respect to any property contributed to the capital of the Partnership shall, solely for tax purposes, be allocated among the Partners so as to take account of any variation between the adjusted U.S. federal income tax basis of such property to the Partnership for U.S. federal income tax purposes and its initial Gross Asset Value (computed in accordance with the definition of Gross Asset Value herein) using “the remedial method” described by U.S. Treasury Regulations Section 1.704-3(d). In the event the Gross Asset Value of any Partnership asset is adjusted pursuant to subparagraph (ii) of the definition of Gross Asset Value, subsequent allocations of income, gain, loss, and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Section 704(c) of the Code and the U.S. Treasury Regulations thereunder. Allocations pursuant to this Section 8.5 shall not be taken into account in computing any Partner’s Capital Account.
Section 8.6    Partnership Audits.
(a)    The General Partner (or such Person as may be designated by the General Partner) shall be designated, in the manner prescribed by applicable law, as the Partnership Representative and shall appoint or revoke the appointment of the Designated Individual. The Partnership Representative and Designated Individual (as relevant) shall be authorized to act on behalf of the Partnership in respect of Partnership tax audits. In the event the Partnership shall be the subject of an income tax audit by any U.S. federal, state or local authority, to the extent the Partnership is treated as an entity for purposes of such audit, including administrative settlement and judicial review, the Partnership Representative shall be authorized to act for the Partnership. All expenses incurred in connection with any such audit, investigation, settlement or review shall be borne by the Partnership. The Partnership Representative shall (i) keep the Partners informed as to the status of any tax audit, (ii) promptly deliver to the Partners copies of any substantive written communications or notices received by the Partnership Representative in connection with any such tax audit, and (iii) if the Partnership Representative intends to respond to such communications or notices, permit the Partners to provide comments thereto, which comments the Partnership Representative shall consider in good faith. The Partnership Representative shall give advance notice to the Partners of any tax audit, tax hearings or other proceedings relating to the tax matters of the Partnership and shall give prompt notice to the Partners upon the conclusion of any tax audit, tax hearings or other material proceedings relating to the tax matters of the Partnership and shall cooperate in good faith to provide information reasonably requested in respect thereof.
(b)    The Partners agree that, if the Partnership receives a notice of final partnership administrative adjustment that would, with the passing of time, result in an “imputed underpayment” imposed on the Partnership as that term is defined in Section 6225 of the Code, then the Partnership Representative may elect to apply the procedures in Section 6226 of the Code (the “Push-Out Election”) and the Partners agree to comply with all requirements and procedures in accordance therewith.
(c)    To the extent the Push-Out Election is not made, any taxes, penalties and interest payable by the Partnership as a result of a tax audit, inquiry or other proceeding in respect of taxes (“Partnership Level Taxes”) shall be treated as attributable to the Partners (or former Partners, as applicable), and the Partnership Representative shall allocate the burden of any such Partnership Level Taxes to those Partners (or former Partners, as applicable) to whom such amounts are reasonably attributable, taking into account the applicable allocation methodologies of this Agreement and the effect of any modifications described in Section 6225(c) of the Code that reduce the amount of Partnership Level Taxes. Any such modifications specifically attributable to a Partner’s tax status shall be allocated solely to such Partner for purposes of this Agreement, unless otherwise required by law. In the event that a Partner reasonably objects to the manner of any such allocation and the Partners are unable to agree upon such allocation (any such Partners, the “Disputing Partners”), any unresolved matters shall be resolved by an independent accounting firm that is mutually acceptable to the Disputing Partners. The costs of the independent accounting firm shall be borne equally by the Disputing Partners.
(d)    Partnership Level Taxes that are determined to be attributable to a Partner pursuant to Section 8.7 shall be allocated to such Partner (or to any transferee of such Partner to the extent that such Partner subsequently transferred its Partnership Interests to such transferee (a “Subsequent Transferee”)), and any such Partnership Level Tax shall (i) be deemed to have been distributed or paid to such Partner (or to any Subsequent Transferee), (ii) reduce the amount otherwise distributable to such Partner (or to any Subsequent Transferee) pursuant to this Agreement and (iii) without duplication, reduce the Capital Account of such Partner (or any Subsequent Transferee). Any transferring Partner and its Subsequent Transferees agree to jointly and severally indemnify the Partnership for any “imputed underpayment” (within the meaning of Section 6225 of the Code) that is attributable to the transferring Partner in respect of each taxable year in which the transferring Partner held an interest in the Partnership.
Section 8.7    Withholding and other Taxes.
(a)    If requested by the General Partner, in its reasonable discretion, each Limited Partner shall deliver to the General Partner: (i) an affidavit in form satisfactory to the General Partner stating whether or not such Partner (or its partners, members, shareholders or other direct or indirect beneficial owners as the case may be) is subject to tax withholding under the provisions of any federal, state, local, foreign or other law; (ii) any other certificates, forms, or instruments requested by the General Partner relating to such Limited Partner’s status under such laws; and/or (iii) any information reasonably requested by the General Partner in connection with applicable Partnership Audit Rules (including evidence, if applicable, of such Partner’s filing of tax returns and payment of tax) or Section 1446(f) of the Code. Each Limited Partner shall cooperate with the General Partner to the extent reasonably requested by it in connection with any tax structuring, tax audit, tax settlement or similar agreement, tax filings, tax elections, or other interaction with any taxing authority of or involving the Partnership or any of its existing or former investments. The obligations under this Section 8.7(a) shall survive the transfer, withdrawal or termination of an interest in the Partnership, and the termination, dissolution, liquidation and winding up of the Partnership.
(b)    Notwithstanding any other provision of this Agreement, each Partner hereby authorizes the Partnership to withhold and to pay over, or otherwise pay, any withholding or other taxes or governmental charges required to be paid by, or imposed on any accruals or receipts of, the Partnership or any of its Affiliates (pursuant to the Code or any provision of U.S., state or local or non-U.S. tax law) with respect to such Partner or as a result of such Partner’s participation in the Partnership or such Partner’s failure to provide the information specified in Section 8.7(a). If and to the extent that the Partnership shall be required to withhold or pay, or any accrual or receipts of the Partnership are subject to, any such withholding or other taxes or governmental charges, the applicable Partner shall be deemed for all purposes of this Agreement to have received a payment from the Partnership as of the time such withholding or other tax or governmental charge is required to be paid. To the extent that the aggregate of such deemed payments to a Partner for any period exceeds the distributions that such Partner would have received for such period but for such withholding, the Partnership shall notify such Partner as to the amount of such excess and such Partner shall make a prompt payment to the Partnership of such amount by wire transfer. Any withholdings by the Partnership referred to in this Section 8.7 shall be made at the applicable statutory rate under the applicable tax law unless the Partnership shall have received an opinion of counsel or other evidence, satisfactory to it, to the effect that a lower rate is applicable, or that no withholding is applicable.
(c)    Each Partner shall bear the economic burden of any and all losses, costs, claims, judgments, damages, settlement costs, fees or related expenses (including attorneys’ fees and fines) arising out of any alleged or actual act or omission to act with respect to any tax payment or governmental charge (including pursuant to the Partnership Audit Rules and the Tax Reporting Rules), withholding, deduction or special allocation made by the Partnership, its subsidiaries or any withholding agent to the extent attributable to such Partner pursuant to this Section 8.7 (provided that the Partnership or relevant withholding agent was not found guilty of fraud, gross negligence or willful misconduct by a court of competent jurisdiction). The obligation provided for in this Section 8.7(c) shall survive the Transfer, withdrawal or termination of an Interest in the Partnership, and the termination, dissolution, liquidation and winding up of the Partnership.
(d)    Any and all payments made under or allocations with respect the Advance Facility or with respect to the Class D Units shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law requires the deduction or withholding of any Tax from any such payment, then the Class B Limited Partner or the Partnership, as applicable, shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant governmental authority in accordance with applicable law. The sum payable by the Class B Limited Partner or the Partnership, as applicable, shall be increased as necessary so that after such deduction or withholding has been made the Class A Limited Partner (or the transferee/assignee of the Advance Facility or the Class D Units, as applicable) receives an amount equal to the sum it would have received had no such deduction or withholding been made, unless on the date on which the payment falls due the payment could have been made to the Class A Limited Partner (or the transferee/assignee of the Advance Facility or the Class D Units, as applicable) without such deduction or withholding tax if the Class A Limited Partner (or the transferee/assignee of the Advance Facility or the Class D Units, as applicable) had been a Qualifying Lender, but on the date on which the payment falls due the Class A Limited Partner (or the transferee/assignee of the Advance Facility or the Class D Units, as applicable) is not or ceased to be a Qualifying Lender other than as a result of any change after the date of this Agreement in any law or treaty or any published practice or published concession of any relevant taxing authority. In the event the Class B Limited Partner intends to withhold any amounts pursuant to this Section 8.7(d), it shall give prior notice to the applicable recipient and shall cooperate in good faith with such recipient to reduce or eliminate such withholding.
ARTICLE IX

INDEMNIFICATION
Section 9.1    Indemnification.
(a)    No Partner shall be liable to the Partnership or to any other Partner for monetary damages for any losses, claims, damages or liabilities arising from any act or omission performed or omitted by it arising out of or in connection with this Agreement or the Partnership’s business or affairs, except for any such loss, claim, damage or liability primarily attributable to such Partner’s gross negligence or willful misconduct, in each case as determined by a court of competent jurisdiction in a final, non-appealable decision. The Partnership shall, to the fullest extent permitted by applicable law, indemnify, defend and hold harmless each Partner and its Affiliates and their respective directors, managers, officers, employees, members, partners, advisors, agents and representatives (collectively, the “Covered Persons”) against any losses, claims, damages or liabilities to which such Covered Person may become subject in connection with any matter arising out of or in connection with this Agreement or the Partnership’s business or affairs, except for any such loss, claim, damage or liability primarily attributable to such Covered Person’s gross negligence or willful misconduct, in each case as determined by a court of competent jurisdiction in a final, non-appealable decision. If any Covered Person becomes involved in any capacity in any action, proceeding or investigation in connection with any matter arising out of or in connection with this Agreement or the Partnership’s business or affairs, the Partnership shall reimburse such Covered Person for its reasonable and documented legal and other reasonable out-of-pocket expenses (including the cost of any investigation and preparation) as they are incurred in connection therewith; provided that such Covered Person shall promptly repay to the Partnership the amount of any such reimbursed expenses paid to it if it shall ultimately be determined that such Covered Person was not entitled to be indemnified by the Partnership in connection with such action, proceeding or investigation. If for any reason (other than the gross negligence or willful misconduct of such Covered Person, in each case as determined by a court of competent jurisdiction in a final, non-appealable decision) the foregoing indemnification is unavailable to such Covered Person, or insufficient to hold it harmless, then the Partnership shall contribute to the amount paid or payable by such Covered Person as a result of such loss, claim, damage, liability or expense in such proportion as is appropriate to reflect the relative benefits received by the Partnership on the one hand and such Covered Person on the other hand or, if such allocation is not permitted by applicable law, to reflect not only the relative benefits referred to above but also any other relevant equitable considerations. The provisions of this Section 9.1(a) shall survive for a period of six years from the date of dissolution of the Partnership; provided that (i) if at the end of such period there are any actions, proceedings or investigations then pending, any Covered Person may so notify the Partnership and the other Partners at such time (which notice shall include a brief description of each such action, proceeding or investigation and the liabilities asserted therein) and the provisions of this Section 9.1(a) shall survive with respect to each such action, proceeding or investigation set forth in such notice (or any related action, proceeding or investigation based upon the same or similar claim) until such date that such action, proceeding or investigation is finally resolved and (ii) the obligations of the Partnership under this Section 9.1(a) shall be satisfied solely out of Partnership assets and no Covered Person shall have any personal liability on account thereof. Notwithstanding anything to the contrary contained in this Agreement, the obligations of the Partnership or any Covered Person under this Section 9.1(a) shall (a) be in addition to any liability which the Partnership or such Covered Person may otherwise have and (b) inure to the benefit of such Covered Person, its Affiliates and their respective members, directors, officers, employees, agents and Affiliates and any successors, assigns, heirs and personal representatives of such Persons. The foregoing provisions of this Section 9.1(a) shall survive any termination of this Agreement. For the avoidance of doubt, this Section 9.1(a) does not limit, reduce or otherwise modify the indemnification obligations of the Class B Limited Partner under the Subscription Agreement.
(b)    Priority.
(i)    The Partnership and the Partners hereby agree that the obligation of the Partnership under this Section 9.1 (such obligations, the “Partnership Indemnification Obligations”) to indemnify or advance expenses to any Person for the matters covered hereby shall be the primary source of indemnification and advancement of expenses for such Person in connection therewith and any obligation on the part of a Partner or any of its Affiliates (an “Upstream Indemnifying Party”) with respect thereto (such obligation, a “Partner Indemnification Agreement”) shall be secondary to the Partnership Indemnification Obligations. In the event that the Partnership fails to indemnify or advance expenses to any Person as required or contemplated by this Agreement (such amounts the “Unpaid Indemnity Amounts”) and an Upstream Indemnifying Party makes any payment to such Person in respect of indemnification or advancement of expenses under any Partner Indemnification Agreement on account of such Unpaid Indemnity Amounts, such Upstream Indemnifying Party shall be subrogated to the rights of such Person under this Section 9.1 or any similar arrangement or agreement for indemnification or advancement of expenses by the Partnership or the Partnership’s Subsidiaries (a “Partnership Indemnification Agreement”).
(ii)    The Partnership hereby agrees that, to the fullest extent permitted by applicable law, its obligation to indemnify a Person under this Section 9.1 or any Partnership Indemnification Agreement shall include any amounts expended by an Upstream Indemnifying Party under any Partner Indemnification Agreement in respect of indemnification or advancement of expenses to any Person in connection with a Proceeding involving his or her service as a director, officer and employee of the Partnership, or director, officer, employee, fiduciary or agent of the Partnership or any of its Subsidiaries.
(iii)    The right to indemnification and the advancement and payment of expenses conferred in this Section 9.1 shall not be exclusive of any other right that a Covered Person may have or hereafter acquire under any law (common or statutory) or provision of this Agreement or otherwise.
(iv)    The indemnification and other rights described in this Section 9.1 are for the benefit of, and shall be enforceable by, the Persons identified in this Section acting in the capacities described therein and not in any other capacity.
Section 9.2    Insurance. The Partnership shall maintain insurance, at its expense, on its own behalf and on behalf of any Covered Person against any liability asserted against him or her and incurred by him or her in any such capacity, whether or not the Partnership would have the power to indemnify such person against such liability under Section 9.1.
Section 9.3    Merger or Consolidation; Other Enterprises. For purposes of this ARTICLE IX, references to “the Partnership” shall include, in addition to the resulting company, any constituent company (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its managers, directors, officers, employees or agents, so that any Person who is or was a manager, director, officer, employee or agent of such constituent company, or is or was serving at the request of such constituent company as a director, officer, employee or agent of another company, partnership, joint venture, trust or other enterprise, shall stand in the same position under this ARTICLE IX with respect to the resulting or surviving company as he or she would have with respect to such constituent company if its separate existence had continued. For purposes of this Section 9.3, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a Person with respect to any employee benefit plan; and references to “serving at the request of the Partnership” shall include any service as a manager, director, officer, employee or agent of the Partnership that imposes duties on, or involves services by, such manager, director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a Person who acted in good faith and in a manner such Person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Partnership” as referred to in this Section 9.3.
ARTICLE X

MISCELLANEOUS
Section 10.1    Waiver of Partition; Nature of Interest. To the fullest extent permitted by law, each Partner (and any additional partner admitted hereunder) hereby irrevocably waives any right or power that such Person might have to cause the Partnership or any of its assets to be partitioned, to cause the appointment of a receiver for all or any portion of the assets of the Partnership, to compel any sale of all or any portion of the assets of the Partnership pursuant to any applicable law or to file a complaint or to institute any proceeding at law or in equity to cause the dissolution, liquidation, winding up or termination of the Partnership. No Partner shall have any interest in any specific assets of the Partnership, and no Partner shall have the status of a creditor with respect to any distribution pursuant to Section 3.2. The interest of the Partners in the Partnership is personal property.
Section 10.2    Confidentiality.
(a)    Each Limited Partner agrees that such Limited Partner shall keep confidential, and shall not disclose to any third Person, without the prior written consent of the General Partner, any non-public information with respect to the Partnership (including any Person in which the Partnership holds, or contemplates acquiring, an investment) that is in such Limited Partner’s possession on the date hereof or disclosed to such Limited Partner by or on behalf of the Partnership, including the terms of this Agreement, the Parties to this Agreement and any rights or obligations of the Parties hereto, any information relating to the Policies and the assets of the Partnership and Protected Personal Data; provided that such Limited Partner may disclose any such information (i) as has become generally available to the public without a breach of this Agreement by such Limited Partner; (ii) to its equity holders (including the Partner's direct and indirect limited partners and investors) and their respective Affiliates, and its and their respective Affiliates, members, partners, actual or potential investors, directors, managers, officers, employees, professional advisers and lenders who need to know such information, upon notification to such Persons that such disclosure is made in confidence and shall be kept in confidence; (iii) to the extent required in order to comply with reporting obligations to its partners who have agreed to keep such information confidential; (iv) to the extent necessary in order to comply with any applicable Securities Laws of the United States, any state or territory thereof or any other jurisdiction in which such Limited Partner is organized, located or has material operations or with any other law, order, regulation, ruling or stock exchange rules applicable to such Limited Partner (including the U.S. Freedom of Information Act, or any similar statutory or regulatory disclosure requirement of any state or other jurisdiction); and (v) as may be required in response to any summons or subpoena or in connection with any litigation, it being agreed that, unless such information has been generally available to the public without a breach of this Agreement by such Limited Partner, if such information is being requested pursuant to a summons or subpoena or a discovery request in connection with a litigation, in each case to the extent permitted by law, (x) such Limited Partner shall give the General Partner notice of such request and shall cooperate with the General Partner at the General Partner’s request (provided that such cooperation is permitted by law) so that the General Partner may, in its discretion, seek a protective order or other appropriate remedy, if available, and (y) in the event that such protective order is not obtained (or sought by the General Partner after notice), such Limited Partner (A) shall furnish only that portion of the information which, in accordance with the advice of counsel, is legally required to be furnished and (B) will exercise its reasonable efforts to obtain assurances that confidential treatment will be accorded such information.
(b)    Notwithstanding the foregoing or anything else contained in this Agreement or elsewhere to the contrary, each Limited Partner (and any employee, representative or other agent thereof) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of, and all tax strategies relating to, the Partnership, the Limited Partner’s ownership of an interest in the Partnership, and any Partnership transaction, and all materials of any kind (including opinions and other tax analyses) that are provided to the Limited Partner relating to such tax treatment, tax structure and tax strategies. For this purpose, “tax structure” means any facts relevant to the tax treatment of the Partnership, the Limited Partner’s ownership of an interest in the Partnership, and any Partnership transaction, and does not include information relating to the identity of the Partners or their respective Affiliates. Nothing in this Section 10.2(b) shall be deemed to require the General Partner to disclose to any Limited Partner any information that the General Partner is permitted or is required to keep confidential in accordance with this Agreement or otherwise.
(c)    Without limitation of the foregoing, each Limited Partner acknowledges that notices and reports to Limited Partners may contain material non-public information concerning, among other things, direct and indirect investments of the Partnership, and agrees (i) to use any information provided to it by the Partnership only to monitor and manage its interest in the Partnership, and (ii) not to trade in securities on the basis of any material non-public information provided to it by the Partnership. Without limitation of the foregoing, each Limited Partner acknowledges that the Partnership may have access to Protected Personal Data, and no Limited Partner shall receive or obtain any Protected Personal Data except with the consent of the General Partner and subject to any restrictions on use or dissemination of such Protected Personal Data and any assurances that General Partner may reasonably request to ensure that such Protected Personal Data is kept confidential in accordance with applicable law.
Section 10.3    Benefits of Agreement; No Third-Party Rights. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditor of the Partnership or by any creditor of any of the Partners, nothing in this Agreement shall be deemed to create any right in any Person not a party hereto, and this Agreement shall not be construed in any respect to be a contract in whole or in part for the benefit of any third person.
Section 10.4    Severability of Provisions. Each provision of this Agreement shall be considered severable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Agreement which are valid, enforceable and legal.
Section 10.5    Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof.
Section 10.6    Binding Agreement. Notwithstanding any other provision of this Agreement, the Partners agree that this Agreement constitutes a legal, valid and binding agreement of the Partners, and is enforceable in accordance with its terms. This Agreement shall be binding upon the parties hereto and their respective executors, administrators, legal representatives, heirs, successors and assigns, and shall inure to the benefit of the parties hereto and, except as otherwise provided herein, their respective executors, administrators, legal representatives, heirs, successors and assigns.
Section 10.7    Governing Law; Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed by and construed under the laws of the State of Delaware (without regard to conflict of laws principles), all rights and remedies being governed by said laws. Any action or proceeding against the parties hereto relating in any way to this Agreement may be brought or enforced exclusively in the Delaware Court of Chancery or if such court lacks subject matter jurisdiction, then in any other state or federal court sitting in Wilmington, Delaware (and any appellate court therefrom), and the parties hereto irrevocably submit to the jurisdiction of such courts in respect of any action or proceeding. Each of the parties hereto hereby waives to the fullest extent permitted by applicable law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or any of the transactions contemplated hereby. Each of the parties hereto hereby authorizes and agrees to accept service of process sufficient for personal jurisdiction in any action against it in the manner contemplated by Section 10.9.
Section 10.8    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Agreement and all of which together shall constitute one and the same instrument.
Section 10.9    Notices. Any notices required to be delivered hereunder shall be in writing and personally delivered, mailed or sent by telecopy, electronic mail or other similar form of rapid transmission, and shall be deemed to have been duly given upon receipt (i) in the case of a Partner, to such Partner at its address as listed on relevant Schedule attached hereto and (ii) in all other cases, at such other address as may be designated by written notice to the other party.
Section 10.10    Further Assurances. The General Partner agrees to execute, acknowledge, deliver, file, record and publish such further instruments and documents, and do all such other acts and things as may be required by law, or as may be required to carry out the intent and purposes of this Agreement.
[Signature Pages Follow]

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Agreement of Limited Partnership as of the date first above written.
WITHDRAWING GENERAL PARTNER:

WHITE EAGLE GENERAL PARTNER, LLC, a Delaware limited liability company

By:	/s/ Miriam Martinez Name: Miriam Martinez Title: CFO

[Signature Page to Agreement of Limited Partnership for White Eagle Asset Portfolio, LP]

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Agreement of Limited Partnership as of the date first above written.
NEW GENERAL PARTNER:

PALOMINO JV GP LIMITED, a Cayman limited company

By:	/s/ Yun Zheng Name: Yun Zheng Title: Director

[Signature Page to Agreement of Limited Partnership for White Eagle Asset Portfolio, LP]

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Agreement of Limited Partnership as of the date first above written.
LIMITED PARTNERS:
PALOMINO JV, L.P., a Cayman limited partnership

By:	/s/ Yun Zheng Name: Yun Zheng Title: Director

[Signature Page to Agreement of Limited Partnership for White Eagle Asset Portfolio, LP]

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Agreement of Limited Partnership as of the date first above written.
LIMITED PARTNERS:
LAMINGTON ROAD DESIGNATED ACTIVITY COMPANY, an Irish 110 company

By:	/s/ Thomas Barry Name: Thomas Barry Title: Director

[Signature Page to Agreement of Limited Partnership for White Eagle Asset Portfolio, LP]

SCHEDULE A-1
Class A Limited Partners

Name and Address	Units	Total Percentage Interest
Palomino JV, L.P. Address to be in accordance with notice instructions given to the Partnership and each other Party hereto.	7,250 Class A Units	72.50%

SCHEDULE A-2
Class A Capital Contributions

Name	Capital Contribution	Initial Capital Account	Initial Gross Asset Value of Contributed Assets
Palomino JV, L.P.	$366,180,921.00	$ **	$ **

SCHEDULE B-1
Class B Limited Partners

Name and Address	Units	Total Percentage Interest
Lamington Road DAC 1 – 2 Victoria Buildings Haddington Road Dublin 4	2,750 Class B Units	27.50%

SCHEDULE B-2
Class B Capital Contributions

Name	Capital Contribution	Initial Capital Account	Initial Gross Asset Value of Contributed Assets
Lamington Road DAC	$138,896,211.00	$ **	$138,896,211.00

SCHEDULE D-1
Class D Limited Partners

Name and Address	Units
Palomino JV, L.P.	100 Class D Units

SCHEDULE D-2
Class D Capital Contributions

Name	Capital Contribution	Initial Capital Account	Initial Gross Asset Value of Contributed Assets
Palomino JV, L.P.	$0.00	$0.00	$0.00

SCHEDULE E
Pledge of Interests

Pledgor	Pledgee	Partnership Interest Pledged	Interest Certificate No.
Lamington Road DAC	Wilmington Trust, NA	27.50%	B1

ANNEX A
TARGET PRINCIPAL BALANCE SCHEDULE

ANNEX B
Guidelines relating to operations of White Eagle Asset Portfolio, L.P.
August 16, 2019